     As filed with the Securities and Exchange Commission on March 24, 1998.
                                                           Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------
                            HEARTLAND WISCONSIN CORP.
                 (Name of small business issuer in its charter)

                WISCONSIN                               6159                            39-1830531
       (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
       incorporation or organization)        Classification Code Number)          Identification Number)

                    6635 SOUTH 13TH STREET
               MILWAUKEE, WISCONSIN  53221                                          6635 SOUTH 13TH STREET
           (414) 764-9200  FAX (414) 764-8180                                   MILWAUKEE, WISCONSIN  53221
(Address and telephone number of principal executive offices)              (Address of principal place of business)

                                FRANK P. GIUFFRE
                            HEARTLAND WISCONSIN CORP.
                             6635 SOUTH 13TH STREET
                           MILWAUKEE, WISCONSIN 53221
                       (414) 764-9200 - FAX (414) 764-8180
            (Name, address and telephone number of agent for service)
                          Copies of communications to:

       ROBERT J. PHILIPP, ESQ.
         KRANITZ & PHILIPP                                                      GORDON F. BARRINGTON, ESQ.
     2230 EAST BRADFORD AVENUE                                                     224 NORTH 76TH STREET
    MILWAUKEE, WISCONSIN  53211                                                 MILWAUKEE, WISCONSIN  53213
(414) 332-2118 - FAX (414) 332-4480                                        (414) 771-9901 - FAX (414) 771-8030

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /___ If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ / __ If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /______________

                                          CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                 Proposed             Proposed
                                             Amount               maximum             maximum             Amount of
 Title of each class of securities            to be           offering price         aggregate          registration
          to be registered                 registered            per unit          offering price            fee
-------------------------------------------------------------------------------------------------------------------------
            Common Stock                 200,000 shares          $6.50 (1)         $1,300,000 (1)          $393.94
=========================================================================================================================

(1) Price of Common Stock estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION AND AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MARCH 24, 1998

                                 200,000 SHARES

                            HEARTLAND WISCONSIN CORP.

                                  COMMON STOCK

      All of the 200,000 shares of common stock, par value $0.01 per share ("Common Stock"), offered hereby are being sold by Heartland Wisconsin Corp. ("Company"). Prior to this offering, there has been no public market for Common Stock or other securities of the Company. It is anticipated that the initial public offering price of the Common Stock will be in a range between $5.00 and $6.50 per share. See "Underwriting" for information relating to the factors considered in determining the offering price. The Company anticipates that, upon completion of the offering, its Common Stock will be quoted by the National Daily Quotation Service ("Pink Sheets") and on the OTC Bulletin Board under the trading symbol " ."

   AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES SUBSTANTIAL RISKS.
                               SEE "RISK FACTORS."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.


=========================================================================================================================
                                                           Price                Underwriting             Proceeds
                                                           to the              Discounts and              to the
                                                           Public              Commissions(1)           Company(2)
-------------------------------------------------------------------------------------------------------------------------
Per Share........................................    $                       $                       $
-------------------------------------------------------------------------------------------------------------------------
Total (3)........................................    $                       $                       $
=========================================================================================================================

(1) Does not include a nonaccountable expense allowance payable to J.E. Liss & Company, Inc., ("Managing Placement Agent"), in an amount equal to 2% of the gross proceeds of the offering, or any value attributable to (i) the warrants ("Underwriter's Warrants") entitling the Selected Placement Agents (as herein defined) to purchase shares of Common Stock in an amount equal to 10% of the shares sold in the offering at a price per share equal to 120% of the initial public offering price or (ii) the Managing Placement Agent's right of first refusal to act as underwriter, placement agent or investment banker with respect to offerings of securities, mergers and acquisitions by or involving the Company for a period of five years from the date hereof. The Managing Placement Agent may re-allow all or a portion of its compensation in its discretion to broker-dealers selected by it ("Selected Placement Agents") who are members of the National Association of Securities Dealers, Inc. ("NASD"). The Company has agreed to indemnify the Selected Placement Agents (including the Managing Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of the offering payable by the Company, estimated at $160,000, including the Managing Placement Agent's expense allowance referred to in Note (1), above.
(3) The Selected Placement Agents are offering the Common Stock on a "best-efforts" basis. There is no minimum aggregate amount required to be sold in the offering; all funds will become immediately available for use for the purposes of the offering. See "Use of Proceeds". Pending disbursement to the Company, funds received from subscribers will be held in escrow by Grafton State Bank, Grafton, Wisconsin. The Selected Placement Agents may offer the Common Stock for sale until (i) the entire offering is sold or (ii) March 31, 1999, whichever first occurs; the offering may be terminated at any time prior thereto at the discretion of the Company. See "Underwriting."

                           ---------------------------

                               J.E. LISS & COMPANY
                             I N C O R P O R A T E D

_________, 1998.

                                    [GRAPHIC]








THE SECURITIES DESCRIBED HEREIN ARE OFFERED BY THE PLACEMENT AGENTS, ON BEHALF OF THE COMPANY, SUBJECT TO PRIOR SALE, WITHDRAWAL, CANCELLATION OR MODIFICATION OF THE OFFERING BY THE COMPANY WITHOUT NOTICE. THE OFFERING CAN ONLY BE MODIFIED BY MEANS OF AN AMENDMENT OR SUPPLEMENT TO THE PROSPECTUS. OFFERS TO PURCHASE AND CONFIRMATIONS OF SALES ISSUED BY THE PLACEMENT AGENTS ARE SUBJECT TO (1) ACCEPTANCE BY THE COMPANY, (2) RELEASE AND DELIVERY OF THE PROCEEDS OF THE OFFERING TO THE COMPANY, (3) DELIVERY OF THE SECURITIES AND (4) THE RIGHT OF THE COMPANY TO REJECT ANY AND ALL OFFERS TO PURCHASE AND TO CANCEL ANY AND ALL CONFIRMATIONS OF SALE OF THE SECURITIES OFFERED HEREBY, AT ANY TIME PRIOR TO RECEIPT OF FUNDS FROM THE PURCHASER. NO SUBSCRIPTION IS SUBJECT TO WITHDRAWAL, REVOCATION OR TERMINATION BY THE PURCHASER.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                             ----------------------

     UNTIL ________ , 1998 (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
Prospectus Summary..............................................................................    4
Risk Factors....................................................................................    6
The Company.....................................................................................   11
Use of Proceeds.................................................................................   11
Dividend Policy.................................................................................   11
Dilution........................................................................................   12
Capitalization..................................................................................   13
Selected Financial Data.........................................................................   14
Management's Discussion and Analysis of Financial Condition and Results of Operations...........   15
Business........................................................................................   18
Management......................................................................................   25
Certain Relationships and Related Transactions..................................................   28
Principal Stockholders..........................................................................   29
Indemnification for Securities Act Liabilities..................................................   29
Description of Securities.......................................................................   30
Common Stock Eligible for Future Sale...........................................................   33
Underwriting....................................................................................   36
Legal Matters...................................................................................   36
Experts.........................................................................................   36
Additional Information..........................................................................   36
Index to Financial Statements...................................................................   37
Exhibit A (Subscription Agreement)..............................................................  A-1

                             ----------------------

     The Company intends to furnish to its stockholders annual reports containing financial statements examined by an independent public accounting firm and quarterly reports for the first three quarters of each year containing interim unaudited financial information.

                             ----------------------

     REX(R) and REXWORKS(R) are registered trademarks of Rexworks. This Prospectus also includes names, tradenames and trademarks of other companies.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information and the financial statements and related notes appearing elsewhere in this Prospectus.

                                   THE COMPANY

    Heartland Wisconsin Corp. ("Company") is a Wisconsin corporation which provides financing (generally in the form of commercial loans and finance leases) to facilitate the acquisition of products ("Equipment") marketed to customers of Giuffre Bros. Cranes, Inc. ("Giuffre Cranes") and Rexworks, Inc. ("Rexworks"), both of which are Delaware corporations and affiliates of the Company. The Company may also provide such financing to customers of Equipment vendors other than Giuffre Cranes and Rexworks.

    The Company's business operations generally include the following functions: structuring financing plans and arrangements; developing credit standards; analyzing customer financial statements; negotiating loan or other financial arrangements with customers; evaluating the quality of proposed collateral; determining the capital structure of the finance company (in this case the Company) and its leverage ratios; administering the loan or lease portfolio; collecting accounts; periodically reviewing and evaluating the credit status and payment history of borrowers; administering the collection process; when necessary, repossessing and disposing of collateral; working out problem loans; prosecuting litigation with defaulted borrowers; and managing relations with the Company's institutional lenders.

    The Company may provide financing by means of a variety of secured and unsecured loans and finance leases, but is expected primarily to provide sales-type leases under the terms of which title to the Equipment is retained. The Company expects to obtain its own lines of credit to provide capital with which to effect this financing.

    All management, marketing, technical and administrative services will be rendered for and on behalf of the Company by the employees of Giuffre Cranes pursuant to a Management Agreement. Equipment is marketed directly and through independent dealers. Typical customers include dealers who hold Equipment for short and long term rental and lease to others or for resale, as well as a broad variety of contractors, utilities, governmental agencies and manufacturers in a variety of industries. The Company, Giuffre Cranes and Rexworks each has several significant competitors. See "Business" and "Risk Factors."

                                 THE OFFERING

Common Stock offered.................................................. 200,000 shares
Common Stock to be outstanding after the offering..................... 600,000 shares
Use of proceeds....................................................... Working capital to finance Equipment sales and, possibly, repay indebtedness
Proposed Pink Sheets/OTC Bulletin Board trading symbol................

                                  RISK FACTORS

    An investment in the Common Stock offered hereby involves certain risks, including with respect to the Company's Equipment leasing and other financing activities (including the timing of Lease payments to meet cash flow requirements), its limited operating history, the availability of additional financing; the limited liability of management, competition, potential conflicts of interest, reliance on key personnel and related companies, lack of dividends, immediate substantial dilution, considerable amounts of Common Stock eligible for future sale, the lack of any commitment to purchase Common Stock, its arbitrarily determined offering price and the potential volatility of the market price of Common Stock after the offering. See "Risk Factors."

                             SUMMARY FINANCIAL DATA

     The selected summary financial data included in the following table has been derived from and should be read in conjunction with, and are qualified in their entirety by, the Company's financial statements (and the notes thereto) appearing elsewhere in this Prospectus. The unaudited financial statements of the Company as of November 30, 1997, and for the nine months ended November 30, 1997 and 1996, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition and results for such periods.

                                                   Year Ended                  Nine Months Ended
                                            ----------------------------------------------------------
                                            February 28,    February 29,    November 30,  November 30,
                                                1997            1996           1997           1996
                                                ----            ----           ----           ----
                                                                           (Unaudited)    (Unaudited)
STATEMENT OF INCOME DATA:
Total revenues ......................      $ 737,054       $  30,875       $ 116,168       $ 462,646
Total expenses ......................      $ 734,835       $  55,481       $ 104,583       $ 475,778
                                           ---------       ---------       ---------       ---------
Net income (loss) ...................      $   2,218       $ (24,606)      $  11,585       $ (13,132)
Retained earnings (deficit) beginning
   of period ........................      $ (24,606)      $    --         $ (22,388)      $ (24,606)
                                           ---------       ---------       ---------       ---------
Retained earnings (deficit) end
   of period ........................      $ (22,388)      $ (24,606)      $ (10,803)      $ (37,738)
                                           =========       =========       =========       =========


Net income (loss) per common share ..      $    2.22       $  (24.61)      $   11.58       $  (13.13)
                                           =========       =========       =========       =========

Weighted average common
   shares outstanding ...............          1,000           1,000           1,000           1,000


                                                                                     November 30, 1997
                                                                                     -----------------
                                                                                                   As
                                                                                  Actual      Adjusted (1)
                                                                                  ------      ------------
                                                                                (Unaudited)    (Unaudited)
BALANCE SHEET DATA:

    Cash and cash equivalents...............................................    $   98,502     $   938,502
    Total assets............................................................    $1,482,781     $ 2,322,781
    Long-term debt, less current portion (2)................................    $1,225,790     $ 1,225,790
    Stockholders' equity....................................................    $  249,197     $ 1,089,197

------------------
(1) Adjusted to reflect the sale of 200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the estimated net proceeds (approximately $840,000) therefrom. See "Use of Proceeds."
(2) Assumes no offering proceeds are expended to repay outstanding indebtedness. Up to $300,000 of outstanding debt may be retired with offering proceeds. See "Use of Proceeds."

                                --------------

     WHERE INDICATED IN THIS PROSPECTUS, THE NUMBER OF OUTSTANDING SHARES OF COMMON STOCK SHOWN HAS BEEN ADJUSTED TO REFLECT A 400 FOR 1 SPLIT OF SUCH COMMON STOCK EFFECTIVE MARCH 31, 1998.

                                  RISK FACTORS

    The securities offered hereby are speculative in nature and involve a high degree of risk. Prior to making an investment decision with respect to the securities, prospective investors should carefully consider, in addition to general investment risks and the other matters discussed in this Prospectus, the following risk factors, which should not be considered to be all of the potential risks to which the Common Stock and the Company will be subject. Prospective investors should note that this Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus and other factors.

    1. Limited Operating History. The Company has a limited operating history upon which an evaluation of its prospects may be made and such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business or product and the competitive environment in which the Company operates. There can be no assurance that the Company will be able to successfully implement its marketing strategy or achieve and maintain profitability over any extended period of time. See "Business."

    2. Uncertainty as to Availability of Additional Financing; Leverage. The Company intends to provide for its current and anticipated capital needs with existing funds, proceeds of this offering and operating revenues. No assurance can be given that the Company will be able to generate operating revenues or obtain financing from banks or other financial institutions in amounts sufficient to fully meet its capital requirements. The Company believes that proceeds of this offering will be sufficient to meet its current working capital needs; however, no assurance can be given that the proceeds of the offering (together with operating revenues) will be sufficient to meet anticipated future requirements. Accordingly, unless operating revenues meet or exceed projected levels, substantial additional funds will be required if the Company is to operate successfully and meet its goals with respect to growth and expansion of operations. To obtain such additional funds, the Company intends to offer additional securities for sale and may attempt to secure financing from banks or other financial institutions. If significant indebtedness (including related security liens) is then outstanding, the Company's ability to obtain additional financing will be adversely affected. If and to the extent the Company incurs indebtedness, debt service requirements will have a negative affect on earnings. Further, if the Company is unable to service its indebtedness, and to renew or refinance such obligations on a continuing basis, its ability to operate profitably will be materially threatened. No assurance can be given that all or any part of the Common Stock offered hereby will be sold or that the Company will be able to obtain additional funds from any source on satisfactory terms, or at all. See "Business."

    3. Diversity of Portfolio; Initial Extension of Credit. In the early stages of the Company's operations, the Company's portfolio of loans will be limited in amount and diversity; with the result that even one problem or default loan may present significant working capital and other difficulties for the Company. Loans and leases will be subject to the risk of default, in which event the company would have the added responsibility of foreclosing and protecting its rights. The Company expects to primarily extend credit to firms for which it can develop sufficient information to make an informed credit decision, and to be able to effectively liquidate collateral when necessary because of its marketing sources for the type of Equipment being financed. However, any extensions of credit to firms involves some risk of loss or default. The Company intends to avoid or minimize such risk, but investors should understand that such risk is intrinsic to the Company's plan of operations.

    When the Company leases Equipment to a customer, it or its designee will retain title to the leased item until it is disposed of. While the Company intends to generally make full payout leases in which the lessee will agree to pay a sum sufficient during the lease term to fully amortize its cost and the profit return to Company, in the event of early termination, the Company may be required to resell or re-lease the item to another lessee to recover the balance of its cost. In that case, market conditions or uncompensated damage to the item may make it impossible to fully recover its cost. In addition, the Company runs the risk that movable property may be moved to a location where it cannot be recovered. Many of these risks cannot be fully protected against through insurance. In the event the Company loans funds to a customer, it expects to normally secure the loan with a security interest in the

Equipment financed, with personal guarantees by the customer's principals, or with pledges of other collateral. However, in the event of default, the Company may exercise rights of self-help to recover the property, or seek repossession in a court action, or prosecute a suit for money damages. The Company anticipates that all or substantially all of the financing provided by it will be to customers of Giuffre Cranes and Rexworks, the Company may utilize some funds for general working capital or for short term loans to other purchasers/lessees (which are not customers of Giuffre Cranes or Rexworks) in connection with the purchase/lease of Equipment from unaffiliated vendors and lessors.

    4. Risk of Default on Loans and Leases. Loans and leases by the Company to customers of Giuffre Cranes and Rexworks, or other parties, will be subject to the risk of default, in which event the Company would have the added responsibility of foreclosing and protecting its rights. To the extent that a borrower has an obligation to pay a loan balance in a large lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to obtain suitable refinancing or otherwise to raise a substantial cash amount. In certain areas, lenders can lose priority of liens to mechanics' liens, materialmen's liens and tax liens. It is therefore possible in such a case that the total amount which may be recovered by the Company may be less than the total amount of its loan, with resultant loss to the Company. While, typically, the Company expects to make loans with full recourse to the borrower, the Company's loans in some cases, may not be general obligations of the borrower. In such cases the Company would be required to rely for security on the value of its interest in the underlying Equipment which may be adversely affected by various risks. If interest rates are fixed, longer term loans and leases will limit its ability to vary its portfolio promptly in response to changing economic, financial and investment conditions. Many of these inherent risks may be intensified by existing and potential economic developments and uncertainties.

    5. Assurance of Cash Flow and Timing of Payments; Availability of Financing; Depletion of Reserves. The Company is required to make monthly payments of principal and interest on its bank debt; interest on the Company's investor notes is payable monthly, with payment of principal in full at maturity. Based upon its experience in the equipment leasing business (including its ability to manage the Company's Lease portfolio, to secure Leases and to re-market leased Equipment so as to accommodate and conform to the Company's cash flow requirements), Management believes that the proceeds of this offering, together with borrowed funds and operating revenues (including proceeds of Equipment sales), will be sufficient to meet the payment obligations of the Company its institutional lenders and investor noteholders on a timely basis and otherwise to support its operations. However, no definite assurance can be given that the timing of receipts by the Company (from lessees, lenders and upon the sale of Equipment) will at all times coincide with its debt service obligations and/or be in amounts sufficient to timely meet such obligations. Management may, in its sole discretion, establish working capital Reserves for the Company. If and to the extent that reserves are established, such reserves may be insufficient to cover the debt service obligations and other liabilities of the Company (including payments of principal and interest to the Company's institutional lenders and investor noteholders), and, once depleted, reserves will not be required to be re-established.

    6. General Economic Risks. Equipment rental and leasing is subject to various economic risks, such as the risk of non-payment of rentals and technological and equipment obsolescence. The business of providing financing for Equipment purchasers also involves a credit risk in that some borrowers may prove unable to repay their borrowings. In the event of late payments or default in any payment that is due, the Company will have to take collection efforts, which may include suit to obtain repossession of the Equipment sold or for a money judgment. If the Equipment suffers damage, insurance may protect the Company against certain losses, but will typically not cover loss of value from technological obsolescence or from a decline of value resulting from deflationary economic conditions or from the effect of tough competition or an unfavorable supply-demand environment. The Equipment may be adversely affected by the economic and business factors to which the economy generally and the market for the Company's Equipment in particular are subject, many of which are beyond the control of the Company. Such factors may affect the value of the Equipment for resale and for continued service. They include technological obsolescence, increases in the supply of equipment for lease and other changes in the industry and economy in general that may result in a decrease in demand for the Equipment, or may lead to the entry of new competitors. Any estimate of future market (and hence collateral) value of the Equipment cannot accurately take into account the status of the economy or the industry.

    7. Effect of Political Factors and Laws; Regulation of the Industry. Some of the Company's customers and potential customers are municipal corporations or regulated utility companies, who are impacted by various political and budgetary constraints. Some governmental entities have restrictions which impair their ability to enter into enforceable long term financing arrangements or leases. It is not possible to accurately predict the impact, if any, which current or future political events or public financing constraints may have upon the business of the Company.

    8. Dependence on Key Executives. The Company is dependent to a large degree on the services of its senior management, particularly Frank P. Giuffre and Dominic J. Giuffre, the Company's President/CEO and Vice President, respectively. The Company does not have an employment agreement with, and does not maintain any insurance coverage on, either of the Messrs. Giuffre. The loss of any of its key executives could have a material adverse effect on the Company. The Company's ability to manage its anticipated growth will depend on its ability to identify, hire and retain highly skilled management personnel. Competition for such personnel is intense. As a result, there can be no assurance that the Company will be successful in attracting and retaining such personnel, and the failure to attract such personnel could have a material adverse affect on the Company's business, financial condition and results of operations. See "Management."

    9. Reliance on Sister Company. The Company will continue to utilize personnel and facilities supplied by Giuffre Cranes, its sister corporation, to conduct the Company's business pursuant to a Management Agreement. See "Management - Management Agreement". Under the Management Agreement, Giuffre Cranes is obligated to provide such personnel and such use of facilities as it may deem appropriate to conduct the business of the Company. There may be times when there will be conflicts in the allocation of management time, personnel or facilities which can negatively impact operations affecting the business of the Company.

    10. Potential Difficulty in Hiring Additional Finance and Leasing Personnel. The Company's ability to carry out its business plan depends in part upon its ability to hire and retain persons skilled and experienced in the equipment financing/leasing business. Although the Company believes it will be able to hire qualified personnel for such purposes, an inability to do so could materially adversely affect the Company's ability to conduct its anticipated operations. The market for qualified, experienced equipment financing/leasing specialists has historically been, and the Company expects that it will continue to be, intensely competitive. The inability to recruit and retain qualified employees could materially adversely affect the Company's results of operations and financial condition.

    11. Conflicts of Interest. Certain potential conflicts of interest are inherent in the relationships of the Company with its officers, directors and affiliates. Such conflicts arise where officers or directors of the Company transact business with the Company, or where such persons own or are otherwise materially interested in or involved with individuals or firms which compete or transact business with the Company. Various conflicts may also arise on the allocation of time and other resources which are shared among the Company, Giuffre Cranes and Rexworks. The Company does not anticipate that such conflicts will be resolved through arms-length negotiations. See "Certain Relationships and Related Transactions - Conflicts of Interest".

    12. Control by Principal Stockholders. Upon completion of the Offering, the Existing Stockholders will own 400,000 shares of Common Stock and control at least 66% of the aggregate voting power of the Company, which will allow such stockholders, in the event that they act together, to control substantially all actions taken by the stockholders of the Company, including the election of directors. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise he beneficial to stockholders and may also discourage acquisition bids for the Company and limit the amount certain investors may be willing, to pay for shares of Common Stock. See "Principal Stockholders" and "Description of Securities."

    13. Competition. Many of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services offered. Additional major finance and leasing companies may enter the market in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Competitive pressures and other factors, such as new financing/lease products and services by the Company or its competitors, or the entry into new geographic markets, may result in significant price erosion that could have a material adverse effect on the Company's business, financial condition and results of operations. The competitive factors affecting the market for the Company's products and services include corporate and product reputation, loan/lease terms and conditions (significantly including cost), marketing and promotion, timely performance with respect to applications, review, credit decisions and funding, quality of administrative services and customer relations. The Company believes that it competes effectively with respect to these factors, but there can be no assurance that it will continue to do so. The Company's present or future competitors may be able to market products and services comparable or superior to those offered by the Company or adapt more quickly than the Company to increased demand or evolving customer requirements. In order to compete successfully in the future, the Company must respond to customer requirements and its competitors' products, services and innovations (including without limitation financial capabilities, price structure and marketing). Accordingly, there can be no assurance that the Company will be able to continue to compete effectively in its market, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, results of operations or financial condition. See "Business."

    14. No Intention to Declare or Pay Dividends. The Company does not currently intend to declare or pay any cash dividends on the Common Stock the foreseeable future and anticipates that earnings, if any, will be used to finance the development expansion of its business. The Company anticipates that it may obtain a credit facility, the terms of which, although not known to the Company at this time, may prohibit the declaration and payment of dividends without prior lender approval. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. See "Dividend Policy."

    15. Limited Liability of Officers and Directors. The Wisconsin Business Corporations Law provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. Further, under the By-Laws of the Company and the Wisconsin Business Corporations Law, such officers and directors may be entitled to indemnification by the Company against liability. Accordingly, there is a possibility that Company assets could be used to satisfy liabilities of, or claims for indemnification by, its officers and directors. See "Management."

    16. Dilution. Purchasers of the Common Stock offered hereby will incur immediate substantial dilution in the net tangible book value per share of such Common Stock. Assuming that all of the shares of Common Stock offered hereby are sold at an initial public offering price of $5.00 per share, net tangible book value dilution to new investors will be $3.28 per share. See "Dilution."

    17. Antitakeover Measures. The Wisconsin Business Corporations Law contains provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of the Company. Such provisions could result in the Company being less attractive to a potential acquiror and could result in the shareholders receiving less for their Common Stock than otherwise might be available in the event of a takeover attempt. See "Description of Securities - Certain Statutory and Other Provisions."

     18. No Commitment to Purchase. The Common Stock is being offered on a "best efforts" basis, and neither the Managing Placement Agent (or any Selected Placement Agent), nor any other person or entity, is obligated to purchase the all or any part of the shares offered hereby. See "Underwriting."

    19. No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Managing Placement Agent and may not be indicative of the market price for shares of the Common Stock after the offering. For a description of factors considered in determining the initial public offering price, see "Underwriting." There can be no assurance that an active trading market for the Common Stock will develop or if developed, that such market will be sustained. The market price for shares of the Common

Stock is likely to be volatile and may be significantly affected by such factors as quarter-to-quarter variations in the Company's results of operations, news announcements, changes in general market conditions for contact lenses, regulatory actions, adverse publicity regarding the Company or the industry in general, changes in financial estimates by securities analysts and other factors. In addition, broad market fluctuation and general economic and political conditions may adversely affect the market price of the Common Stock, regardless of the Company's actual performance. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price.

    20. Potential Adverse Impact on Market Price of Common Stock Eligible for Future Sale. If all of the shares of Common Stock offered hereby are sold, the Company will have outstanding 600,000 shares of Common Stock. The 200,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further limitation under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations imposed on "affiliates" of the Company under Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 400,000 outstanding shares of Common Stock, are "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. In addition, on the closing of the offering, the Company will sell to the Managing Placement Agent and/or its designees, for nominal consideration, the Underwriter's Warrants entitling the holder(s) thereof to purchase shares of Common Stock in an aggregate number equal to 10% of the shares sold in the offering at an initial exercise price per share equal to 120% of the initial public offering price hereunder. The Underwriter's Warrants will be exercisable for a period of four years commencing one year after the effective date of this offering and will contain certain demand and incidental registration rights relating to the underlying Common Stock. The holders of the Underwriter's Warrants may sell shares of Common Stock acquired by exercise of the Representative's Warrants after one year from the date of exercise thereof without registration subject to the limitations of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may, subject to certain restrictions, sell within any three-month period a number of shares which does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock; or (ii) average weekly trading volume during the four calendar weeks preceding the date on which notice of the proposed sale is filed with the Securities and Exchange Commission as required by Rule 144. Rule 144 also permits the sale of shares without volume limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The one-year holding period with respect to 400,000 outstanding shares of Common Stock has expired. Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. See "Common Stock Eligible for Future Sale" and "Description of Securities."

    21. Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements including: (i) anticipated trends in Company's financial condition and results of operations, including expected changes in the Company's g profit, sales and marketing expense, general and administer expense and professional expenses; (ii) the Company's business strategy for future growth in the market, including the Company's plans regarding anticipated hiring; and (iii) the Company's ability to distinguish itself from its current and future competitors. When used in this Prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject number of risks and uncertainties. In addition to the other risks described elsewhere in this "Risk Factors" section, important factors to consider in evaluating such forward-looking statements include: (i) changes in external competitive market factors which might impact trends in the Company's results of operations; (ii) unanticipated working capital and other cash requirements; (iii) general changes in the industry which the Company competes; and (iv) various other competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" section, actual results could differ materially from the forward-looking statements contained in this Prospectus.

                                   THE COMPANY

    The Company was incorporated in August, 1995 under the laws of the State of Wisconsin. The Company's principal executive offices are located at 6635 South 13th Street, Milwaukee, Wisconsin 53221, and its telephone number is (414) 764-9200.

                                 USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 200,000 shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses and assuming an initial public offering price of $5.00 per share, are estimated to be approximately $840,000. The net proceeds of the offering will be allocated to working capital and expended principally to finance sales of Equipment to customers of Giuffre Cranes and Rexworks; a portion of such net proceeds (not expected to exceed 7 1/2% thereof) may be expended to cover other general corporate expenses.

    The Company may expend up to $300,000 of net proceeds allocated to working capital to repay a portion of its outstanding indebtedness. As of November 30, 1997, $1,225,790 in aggregate principal amount of such debt was outstanding; such notes payable mature at various times from June 30, 1999 through October 5, 2002 and bear interest at rates ranging from 8.9% to 10.25% per annum. $473,338 of the foregoing indebtedness is owed to banks and secured by a first security lien against leased Equipment; $752,452 is owed to private investors, unsecured and subordinated to senior bank debt. The proceeds of such borrowings were expended in connection with the Company's Equipment financing and other business activities as described in this Prospectus. See Note 4 to the Financial Statements of the Company appearing elsewhere herein and "Business."

    Net proceeds, if any, reserved for working capital and general corporate purposes and not expended to repay indebtedness, may be used by the Company for financing receivables and inventory and additional sales and marketing expense. A portion of the net proceeds received by the Company may be used for the acquisition of complementary businesses and/or products. Although the Company has from time to time engaged in discussions with respect to possible acquisitions, it has no present understandings, commitments or agreements, nor is it currently engaged in any negotiations, with respect to any acquisition. None of the net proceeds of the offering are specifically designated for payments to officers or directors. The net proceeds, if any, received in connection with the exercise of the Underwriter's Warrants will be allocated to working capital.

    Pending use of the net proceeds from this offering, the Company intends to invest the net proceeds received by it in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper, United States Government obligations, money market funds or similar short-term investments. Any income derived from these short-term investments is expected to be used for working capital.

    The allocations set forth above are estimates developed by management for the allocation of the net proceeds to be received by the Company from this offering based upon the current state of the Company's existing and proposed business and prevailing economic conditions. These estimates are subject to reallocation by the Board of Directors among the applications listed above or to new applications and are further subject to future events, including changes in general economic conditions, the Company's business plan, and the financial markets in general. Since a significant portion of the net proceeds will be applied to general corporate purposes, as working capital, the Company will have broad discretion as to the application of such net proceeds.

                                 DIVIDEND POLICY

    The Company has not declared or paid any dividends on its Common Stock since its inception. Any future determination as to the declaration and payment of dividends on the Common Stock will be made at the discretion of the Board of Directors out of funds legally available for such purpose. The Board of Directors currently intends to retain all earnings for use in the Company's business for the foreseeable future.

                                    DILUTION

    The net tangible book value of the Company as of November 30, 1997, adjusted to reflect a 400 for 1 split of the Company's outstanding Common Stock, effective as of March 31, 1998, was approximately $193,514, or $0.48 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock then outstanding.

    After giving effect to the sale by the Company of the 200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.00 per share (and after deduction of estimated underwriting commissions and other offering expenses payable by the Company), the Company's pro forma net tangible book value at November 30, 1997 would have been $1,033,514, or $1.72 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.24 per share to existing stockholders and an immediate dilution of $3.28 per share to new investors.

    The following table illustrates the per share dilution:

     Assumed initial public offering price per share.......................................            $ 5.00

       Net tangible book value before the offering.........................................  $  0.48

       Increase in net tangible book value attributable to new investors...................     1.24
                                                                                             -------

     Pro forma net tangible book value per share after the offering........................              1.72
                                                                                                       ------
     Dilution per share to new public investors............................................            $ 3.28
                                                                                                       ======


    The following table summarizes, on a pro forma basis (after giving effect to a 400 for 1 split of the Company's outstanding Common Stock, effective as of March 31, 1998 and the sale of all of the Common Stock offered hereby) as of November 30, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares in this offering (at an assumed initial public offering price of $5.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company):

                                               Shares                         Total
                                             Purchased                    Consideration              Average
                                      -----------------------        -----------------------      Consideration
                                      Amount          Percent        Amount          Percent      Paid Per Share
                                      ------          -------        ------          -------      --------------
Existing stockholders............  400,000             66.7%       $   260,000          20.6%          $0.65
New public investors.............  200,000             33.3%         1,000,000          79.4%          $5.00
                                   -------            -----        -----------          -----

     Total.......................  600,000            100.0%       $ 1,260,000         100.0%
                                   =======            =====        ===========         =====

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of November 30, 1997, and as adjusted to reflect (i) a 400 for 1 Common Stock split effective March 31, 1998, and (ii) the sale of 200,000 shares of Common Stock offered hereby (at the assumed initial public offering price of $5.00 per share) deduction of underwriting commissions and expense allowances, professional fees and expenses, filing and listing fees, printing costs and other expenses of the offering payable by the Company, and should be read in conjunction with the financial statements of the Company and related notes appearing elsewhere in this Prospectus.

                                                                                      November 30, 1997
                                                                           ------------------------------------
                                                                              Actual               As Adjusted
                                                                           -------------         ---------------
Liabilities:
  Senior notes payable - bank............................................  $     473,338         $     473,338
  Notes payable..........................................................        752,452               752,452
  Accrued liabilities....................................................          7,794                 7,794
                                                                           -------------         -------------
        Total long-term liabilities......................................      1,233,584             1,233,584
                                                                           -------------         -------------

Stockholders' equity:
  Common Stock, $0.01 par value, 9,000 shares authorized, 1,000 shares issued and outstanding, and, as adjusted, 20,000,000 shares
    authorized, 600,000 shares issued and outstanding (1)................             10                 6,000
  Additional paid-in capital (2).........................................        259,990             1,094,000
  Retained earnings (deficit)............................................        (10,803)              (10,803)
                                                                           -------------         -------------

         Total stockholders' equity......................................        249,197             1,089,197
                                                                           -------------         -------------

         Total capitalization............................................  $   1,482,781         $   2,322,781
                                                                           =============         =============


(1) See "Certain Relationships and Related Transactions."

(2) In May, 1996, Frank P. Giuffre and Dominic J. Giuffre each contributed an additional $125,000 in cash to the capital of the Company. See "Certain Relationships and Related Transactions."

                             SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus. The selected financial data presented below as of February 28, 1997 and February 29, 1996, and for the years then ended have been derived from the financial statements of the Company, which have been audited by Smrecek & Co., S.C., independent certified public accountants, and which appear elsewhere herein. The selected financial data as of November 30, 1997, and for the nine months ended November 30, 1997 and 1996, have been derived from unaudited financial statements which, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the data.

                                                        Year Ended                  Nine Months Ended
                                                ----------------------------    ------------------------
                                                February 28,    February 29,    November 30,  November 30,
                                                    1997            1996           1997           1996
                                                    ----            ----           ----           ----
STATEMENT OF INCOME DATA:                                                       (Unaudited)    (Unaudited)
    Revenues:
       Rental equipment sales..................  $   506,203    $        --     $       --     $   315,021
       Rental income...........................      213,803         29,585             --         144,100
       Interest income.........................       17,048          1,290        108,433           3,525
       Other income............................           --             --          7,735              --
                                                 -----------    -----------     ----------     -----------

            Total revenues.....................      737,054         30,875        116,168         462,646
    Expenses:
       Cost of equipment sold..................      407,553             --             --         247,216
       Interest expense........................       94,582         19,547         75,677          68,509
       Amortization of finance costs...........       86,872         10,559         22,543          64,452
       Depreciation............................      139,922         23,754             --          93,745
       Legal and accounting....................        4,025            895          3,121              25
       Escrow fees and bank charges............        1,650            702          2,222           1,600
       Other...................................          231             24          1,020             231
                                                 -----------    -----------     ----------     -----------
            Total expenses.....................      734,835         55,481        104,583         475,778
                                                 -----------    -----------     ----------     -----------

    Net income (loss)..........................        2,218        (24,606)        11,585         (13,132)
    Retained earnings (deficit) beginning
       of period...............................      (24,606)            --        (22,388)        (24,606)
                                                 -----------    -----------     ----------     -----------

    Retained earnings (deficit) end
       of period...............................  $   (22,388)   $   (24,606)    $  (10,803)    $   (37,738)
                                                 ===========    ===========     ==========     ===========


    Net income (loss) per common share.........  $      2.22    $    (24.61)    $    11.58     $    (13.13)
                                                 ===========    ===========     ==========     ===========

    Weighted average common
       shares outstanding......................        1,000          1,000          1,000           1,000


                                                                                     November 30, 1997
                                                                                ---------------------------
                                                                                  Actual     As Adjusted (1)
                                                                                -----------  ---------------
BALANCE SHEET DATA:                                                             (Unaudited)    (Unaudited)
    Cash and cash equivalents...............................................    $   98,502     $   938,502
    Total assets............................................................    $1,482,781     $ 2,322,781
    Long-term debt, less current portion (2)................................    $1,225,790     $ 1,225,790
    Stockholders' equity....................................................    $  249,197     $ 1,089,197

-------------

(1) Adjusted to reflect the sale of 200,000 shares of Common Stock offered hereby at an assumed initial public offering price of $5.00 per share (after deducting underwriting discounts and commissions and estimated expenses of the offering payable by the Company) and the application of the estimated net proceeds (approximately $840,000) therefrom. See "Use of Proceeds."
(2) Assumes no offering proceeds are expended to repay outstanding indebtedness. Up to $300,000 of outstanding debt may be retired with offering proceeds. See "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company was incorporated in August, 1995, primarily to provide financing for crane sales of Giuffre Bros. Cranes, Inc. ("Giuffre Cranes"). Giuffre Cranes is a sister corporation of the Company and is a national distributor of Simon truck mounted cranes. Giuffre Cranes rents, leases, services, and sells truck mounted crane units. The Company has been in business for approximately two and one half years. Accordingly, since its inception the Company's objectives have been to establish credit and sources of financing.

     The Company's first private note offering, ($750,000 of 10.25% secured notes), was completed at the end of its 1996 fiscal year. These notes were secured by a first security interest in the crane units. The notes were nonrecourse as to other assets of the Company. The proceeds from the notes were used to purchase 17 crane units during its 1997 and 1996 fiscal years. The notes were due June 30, 1997 and were repaid early on March 20, 1997.

     During its 1997 fiscal year, the Company conducted two additional private note offerings. In its second round financing which was closed in August, 1996, the Company sold $177,000 of 10.25% asset backed notes. These notes were secured by equipment or the proceeds from the sale of such equipment. The notes permitted the Company to subordinate the note holders security interest to senior debt. In August, 1996, the Company undertook its third offering. The Company sold approximately $575,000 of 10.25% Capital Notes. These notes are unsecured and are general obligations of the Company. These Notes are subordinated to the Company's senior bank debt.

     In order to accommodate its lenders, the Company initially purchased cranes from Giuffre Cranes. Accordingly, during its 1996 and 1997 fiscal years, the Company rented, leased, serviced and sold cranes. These functions were actually carried out by Giuffre Cranes under a Management Agreement with the Company. Giuffre Cranes did not assess or receive any compensation from the Company for its services under this agreement.

     As of February 28, 1997, the Company had purchased 17 crane units, sold 8 units which were financed by the Company and held 9 units in inventory. The remaining cranes in inventory were sold to Giuffre Cranes at cost in March, 1997.

     At that point, the Company discontinued the rental and service of cranes since it was no longer required to take title to the cranes to obtain financing. Accordingly, during its 1998 fiscal year, the Company has focused on providing sales-type lease financing for cranes sold by Giuffre Cranes. In addition, the Company was able to secure bank financing for up to 60% of its lease contracts at interest rates ranging from 8.9% to 9.25%, lowering its effective cost of funds.

     Because of the Company's limited history, and the changes in the manner the Company has conducted its operations in order to establish satisfactory credit, the benefit of analysis of prior operations is limited. Moreover, the Company's results of operations have not established any consistent performance trends. Because the Company has met its objective of establishing credit and lowering its cost of funds, the Company believes that its operations will be more profitable in the future, however, no assurance can be given that such improvement will continue to be achieved.

RESULTS OF OPERATIONS

     NET REVENUES

     Net revenues for the year ended February 28, 1997 were $737,054 as compared to $30,875 for the prior year. The 1996 fiscal year consisted of the Company's initial seven months of operations. The increase in revenue for 1997 reflected the Company's first full year of operations including equipment sales of eight units and rental income derived from cranes held in inventory. There were no equipment sales in 1996.

     Revenue for the nine months ended November 30, 1997 declined from $462,646 in 1996 to $116,168 for 1997. The decline in revenues resulted from the change in method of conducting the Company's operations from maintaining its own inventory of cranes for sale to primarily providing financing for cranes sold by Giuffre Bros. Interest income primarily from sales-type lease contracts increased from $3,525 for the nine months ended November 30, 1996 to $108,433 for the same period in 1997.

     EXPENSES

     Total expenses increased from $55,481 for the year ended February 28, 1996 to $734,835 for 1997. The increase in expenses is attributable to the cost of equipment sold of $407,553 in 1997 (none in 1996) and depreciation on cranes held in inventory, $139,922 in 1997 ($23,754 in 1996).

     Interest expense and amortization of finance costs increased from $19,547 and $10,559 in 1996 to $94,582 and $86,872 for 1997, respectively. These expenses increased because the Company's secured notes were outstanding for the full year in 1997. Amortization of finance cost reflects the high cost of selling these notes versus the short maturity of the notes.

     For the nine months ended November 30, 1997, the Company discontinued the sale of cranes for its own account and, therefore, the Company had no cost of equipment sales or depreciation. For the nine months ended November 30, 1996, these costs were $247,216 and $93,745, respectively. Interest expense increased approximately 10% for 1997, reflecting a 20% increase in outstanding borrowings offset by a lower cost of funds on $473,338 of senior debt borrowings which replaced a portion of the 10.25% notes outstanding at the end of the prior year.

     Amortization of finance costs decreased from $64,452 in 1997 to $22,543 for the nine months ended November 30, 1997 due to lower costs incurred to sell the notes sold in the second and third round financings and the longer maturity period of the notes.

     PROFITABILITY

     Operations for the Company's first year of operations resulted in a loss of $24,606 ($24.61 per share) as the Company was not able to generate sufficient revenue during its start-up phase to fully offset expenses and its high initial cost of capital. During 1997, the Company was able to achieve essentially break-even operations with nominal net income $2,218 ($2.22 per share).

     For the nine months ended November 30, 1997, the Company's net income was $11,585 versus a loss of $13,132 for the same period in 1996. The improvement in 1997 operations primarily reflects the Company's success in lowering its cost of capital and the growth in its financing portfolio. The average interest rate on borrowings was 10.25% in 1996, not including amortized finance costs.

     During the nine months ended November 30, 1997, the Company obtained financing from a bank at rates from 8.9% to 9.25%, resulting in a blended cost of funds of 10.03% for the period. The Company's lease contracts are at rates from 11.5% to 16.66%.

     The Company had no provision for income taxes in any period and has loss carryforwards of approximately $96,000 available at February 28, 1997 to offset federal taxable income in future years.

LIQUIDITY AND CAPITAL RESOURCES

     During 1996, the company raised $750,000 in proceeds from its private placement of 10.25% secured notes to investors. In 1997, the Company sold $177,000 of notes in its second offering and $100,000 of capital notes in its third offering. During 1997, the Company sold $475,452 of additional capital notes. In addition, during the nine months ended November 30, 1997, the Company secured senior bank financing of $512,463.

     The Company's investor notes mature in 1999, whereas its bank debt is amortizing over four to five years. The Company had investments in finance and sales type lease contracts of $496,150 at February 28, 1997 and $1,317,269 at November 30, 1997. For the nine months ended November 30, 1997, the Company closed $1,028,195 in new finance contracts as compared to $143,287 in the prior nine month period.

     The Company's finance contracts generally range from 36 to 60 months. In order to maintain its investment in its lease contracts and make new investments in additional lease contracts, the Company will need to obtain additional financing. Accordingly, the Company has undertaken to sell the Common Stock offered hereby.

     All of the Company's investments in finance and lease contracts are current with the exception of one contract that has one payment 30 days past due. The Company has never incurred a loss or write-off with respect to its contracts and no reserve for potential uncollectible amounts has been deemed necessary by management. The Company's finance contracts have been outstanding a relatively short period and there can be no assurance that the Company will be able to maintain its excellent collection results in the future.

     Cash from operations increased from $11,629 for the 1996 fiscal year to $127,064 for 1997. Most of the increase in 1996 was attributable to non-cash expenses consisting of depreciation and amortization of loan fees offset by gains on sales of equipment.

     For the nine month period ended November 30, 1997, cash provided from operations declined from $77,186 in 1996 to $30,944, primarily due to lower non-cash expenses in 1997 due to the elimination of depreciation on crane inventories and lower amortization of loan fees as previously discussed.

                                    BUSINESS

INTRODUCTION

     A discussion of the Company's business appears below, together with descriptions of the respective businesses of the two Company affiliates, Giuffre Cranes and Rexworks, whose customers are expected to generate all or substantially all of the demand for the financing products and services marketed by the Company. The Company may also provide financing to parties other than customers of Giuffre Cranes and Rexworks.

THE COMPANY

     GENERAL

     The Company is a Wisconsin corporation which provides financing (generally in the form of commercial loans and finance leases) to facilitate the acquisition of Equipment, principally by customers of Giuffre Cranes and Rexworks, both of which are affiliates of the Company. The Company may also provide such financing to parties other than Giuffre Cranes and Rexworks.

     The Company's business operations generally include the following functions: structuring financing plans and arrangements; developing credit standards; analyzing customer financial statements; negotiating loan or other financial arrangements with customers; evaluating the quality of proposed collateral; determining the capital structure of the finance company (in this case the Company) and its leverage ratios; administering the loan or lease portfolio; collecting accounts; periodically reviewing and evaluating the credit status and payment history of borrowers; administering the collection process; when necessary, repossessing and disposing of collateral; working out problem loans; prosecuting litigation with defaulted borrowers; and managing relations with the Company's institutional lenders.

     PRODUCTS AND SERVICES

     1. Leases. The Company may also lease Equipment to customers. In the event of a default in the lease payments, the Company would normally have various rights, including the right to seek repossession of the property as well as damages for nonpayment of the rentals. Such rights may be simpler to pursue than a loan foreclosure, for example, although the Company will then have to dispose of the collateral either through sale or re-leasing in order to recover the balance of its funds. In some instances, the Company may be able to negotiate with vendors or manufacturers of the property whereby such firms will agree to purchase the repossessed collateral or to re-lease the Equipment to other customers.

     2. Commercial Loans. The Company intends to finance Equipment purchases by customers of Giuffre Cranes, Rexworks and, possibly, other unaffiliated vendors by lending the purchase price (or part thereof net of a down payment). In most cases, the Company expects that its loans will be secured by the Equipment which is sold by a vendor (predominantly Giuffre Cranes or Rexworks) to that customer. The Company may require the borrower to post additional collateral, to make a security deposit or to have its principals guarantee payment. If the borrower defaults on a loan, the Company may repossess the Equipment and other assets which furnished collateral for the loan (if doing so can be accomplished without breaching the peace) or, if necessary, it may commence legal action to recover possession of the collateral. The Company may then seek to sell the collateral in any commercially reasonable manner, at public or private sale, and the use the proceeds to repay the loan, including the reimbursing its reasonable expenses of retaking and selling the collateral; subject, however, to the rights of any senior secured lender, if the Company has accepted a junior lien position in the collateral. The Company must give reasonable notice of the sale to the borrower and to any other creditors who have filed financing statements covering the collateral. Any surplus proceeds from the sale belong to the borrower (or its other creditors), and the borrower would then typically remain liable to the Company for any deficiency. In addition to remedies involving the collateral, the Company may also, in the event of default, seek a judgment against the borrower for the amount of the loan.

     CERTAIN LEGAL ASPECTS AND RELATED CONSIDERATIONS

     1. General Regulations. Certain special considerations apply to firms that make loans to individuals for personal use which include compliance with the requirement that the Company obtain a license from the states in which it conducts its consumer lending business. The Company does not intend to conduct business as a consumer lending firm; consequently, the Company does not expect to register as a consumer finance company. There are few special laws or regulatory agencies in Wisconsin or in other states in which the Company intends to operate which regulate the business of Equipment leasing or loans related to the purchase of Equipment, in contrast with the myriad of laws and regulations which apply to banks, savings and loan associations and consumer credit lending and financing companies. The Company does anticipate obtaining or complying with any licenses or regulatory authority which are applicable to its operations.

     2. Usury Laws. Many states prohibit the charging of interest on loans in excess of statutory limits. If such limits are exceeded, substantial penalties may be incurred and, in some cases, enforceability of the obligation to pay principal and interest may be affected. The Company presently does not intend to acquire loans subject to such usury limitations; however, such state laws may in the future prevent the Company from acquiring loans at rates as high as the rates which borrowers are willing to pay, thus limiting profitable investment opportunities.

     3. Bankruptcy Laws. The Company's rights in case of a default may be affected if the borrower declares bankruptcy. In that case, the Company must first apply to the bankruptcy court for permission to pursue any of the remedies outlined above, which will be granted only if the court determines that the Company's interests are not being "adequately protected" in some other way, such as through payments by the borrower, during the pendency of the bankruptcy. This procedure, especially if contested by the borrower, may result in additional expense and delay, with the possibility that the collateral would decline in value in the meantime. Discharge in bankruptcy would cancel any judgment against the borrower, so the collateral may be the only effective source of repayment.

     4. Tax Laws and Regulations. The Internal Revenue Code provides priority to certain tax liens over the lien of a security interest.

     COMPETITION

     Many of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services offered. Additional major finance and leasing companies may enter the market in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition and results of operations. Competitive pressures and other factors, such as new financing/lease products and services by the Company or its competitors, or the entry into new geographic markets, may result in significant price erosion that could have a material adverse effect on the Company's business, financial condition and results of operations. The competitive factors affecting the market for the Company's products and services include corporate and product reputation, loan/lease terms and conditions (significantly including cost), marketing and promotion, timely performance with respect to applications, review, credit decisions and funding, quality of administrative services and customer relations. The Company believes that it competes effectively with respect to these factors, but there can be no assurance that it will continue to do so. The Company's present or future competitors may be able to market products and services comparable or superior to those offered by the Company or adapt more quickly than the Company to increased demand or evolving customer requirements. See "Risk Factors."

     In order to compete successfully in the future, the Company must respond to customer requirements and its competitors' products, services and innovations (including without limitation financial capabilities, price structure and marketing). Accordingly, there can be no assurance that the Company will be able to continue to compete effectively in its market, that competition will not intensify or that future competition will not have a material adverse effect on the Company's business, results of operations or financial condition. See "Risk Factors."

     EMPLOYEES AND FACILITIES

     The Company will share office facilities with Giuffre Cranes in Milwaukee. Giuffre Cranes personnel will provide marketing, customer relations, credit evaluation, loan and lease administration, and general administrative services to the Company pursuant to a Management Agreement for a fee of $1,000 per annum, payable quarterly. See "Business - Giuffre Cranes - Employees and Facilities," "Management - Management Agreement" and "Certain Relationships and Related Transactions".

GIUFFRE CRANES

     GENERAL

     Giuffre Cranes is a Delaware corporation engaged in the sale, rental and servicing of truck-mounted cranes and transportable storage containers, to dealers and at retail, throughout the United States through two offices in Wisconsin and Utah. Giuffre Cranes is a principal distributor of the Model Dino 1500 truck-mounted crane manufactured by Terex Cranes; in the future, Giuffre Cranes may also distribute comparable equipment manufactured by other companies.

     PRODUCTS AND SERVICES

     1. Equipment Sales. Giuffre Cranes sells truck-mounted cranes to a variety of dealers and retail customers. The cranes marketed generally have a lifting capacity of up to 28 tons and a useful life of approximately 15 years. The markup typically ranges from 10% to 20% on such Equipment (eg., under $9,000 per crane on a $78,000 purchase price). As described more fully below, Giuffre Cranes generates additional revenues by initially renting Equipment to customers for up to 6 months and then by offering such Equipment for sale to the rental customer with a credit for past rent paid. This arrangement also facilitates Equipment sales. If the customer does not purchase the Equipment at the end of the six month rental, the Equipment may be offered to another customer for rental and sale, thus producing additional rental income.

     2. Equipment Rental. The concept of renting equipment prior to and in connection with its eventual purchase, has generally been well accepted in most of Giuffre Cranes's markets. Although the reasons for any particular customer to rent Equipment are many and various, a frequent motive is the opportunity which a rental arrangement affords to the customer to develop experience with the Equipment while utilizing it on revenue-producing projects prior to committing to a purchase.

     The purchase of Equipment is often a significant capital expenditure for the customer. In particular cases, customers may decide to rent Equipment without purchasing, in order to meet special project and seasonal requirements, because its own customers have only occasional needs, due to budget constraints, or because the need for other types or models of Equipment becomes apparent. If the customer elects not purchase the Equipment following rental, the Company retains the rental payments and offers the crane to another customer at a slight price reduction as a demonstrator model.

     In the past, the bulk of the truck-mounted cranes sold by Giuffre Cranes have been manufactured by Terex Cranes. Terex Cranes has sales and warehousing facilities in the United States. Giuffre Cranes has been and remains a principal American distributor of Terex Cranes truck-mounted cranes. In the future, Giuffre Cranes may distribute truck-mounted crane equipment manufactured by companies other than Terex Cranes.

     The truck-mounted cranes sold by Giuffre Cranes are typically acquired new, directly from the manufacturer, at standard distributor prices. No appraisal of such new Equipment is obtained upon such purchase. However, used Equipment may be purchased at "fair market value" in certain cases, either with or without an appraisal. During the past year, Giuffre Cranes has purchased, rented and sold approximately 230 Model Dino 1500 truck-mounted cranes in the United States.

     2. Service and Parts Sales. Service and maintenance is offered in connection with the sale or rental of Equipment through the Giuffre Cranes service department. The Giuffre Cranes service department provides both in-house and on-the-road repair/maintenance services. Giuffre Cranes also sells replacement and spare parts. Service is available from Giuffre Cranes in a multi-state area through its facilities in Milwaukee and Utah.

     CUSTOMERS

     1. Equipment Dealers. Giuffre Cranes' dealer customers are typically firms which purchase and own Equipment for rental and lease to retail customers and for eventual sale in both the new and used equipment markets. Some of these firms rent and lease equipment to retail customers on a state, regional or national basis. Equipment that is rented or leased by a dealer may be held and again rented or leased for terms varying from a few weeks to many years. Equipment held for such use may be periodically re-furbished and continue to be used for ten years or more.

     2. Retail Customers. Giuffre Cranes' retail customers principally include roofing contractors, advertising firms that utilize billboard and similar outdoor advertising, and utility companies. Electric utilities include investor-owned utility companies, rural electric cooperatives and municipal electric utilities. Telephone utility companies include members of the Bell System as well as independent telephone companies. Other users range across a broad cross-section of industries, including city, county, state and federal government agencies, such as highway and transportation departments, electricity departments, forestry departments, and military installations and facilities; electric, telephone, building and lighting contractors; cable television operators and contractors; oil refineries and petro-chemical installations; and manufacturing plants of various kinds.

     RENTAL AND LEASE ARRANGEMENTS

     The Equipment rental or lease arrangements between Giuffre Cranes and its customers are generally entered into for 6-month periods. In certain instances, however, Equipment may be rented/leased for a longer or shorter term. Customers are generally billed monthly (regardless of the rental/lease term), and income is generally recognized at the time of billing. At the end of each rental/lease term, Giuffre Cranes is responsible, at its cost, for retrieving the Equipment if the customer does not purchase such rented/leased Equipment. Most rented/leased Equipment is expected to be purchased by the renter/lessee; historically, approximately 80% of Giuffre Cranes' rental/lease customers have purchased the Equipment initially rented or leased by them. Rental and lease arrangements typically require that the customer provide proper liability and casualty insurance coverages, designating Giuffre Cranes as a named insured so long as it remains the owner.

     Certain provisions of the "Leases" (both rental and lease agreements) covering Equipment owned by Giuffre Cranes are described below:

     1. Net Lease. Payments on longer term leases may be in addition to, and completely net of, all expenses of operation and maintenance of the Equipment. However, the lessor (Giuffre Cranes) may assume some operating costs, such as oil and/or gasoline, on short term rentals. The customer may also pay all taxes relating to operation of the Equipment, and/or all costs and expenses incurred in connection with the use and operation of the Equipment, in each case as described below under "- Maintenance." However, the lessor may assume some of these operating costs on short term rentals.

     2. Title. The leases typically expressly provide that nothing therein conveys to the lessee any interest in or right to the Equipment other than the right of usage and quiet enjoyment under the Leases. All Equipment bears markings or other identification of Giuffre Cranes as the owner. Giuffre Cranes has the right to inspect the Equipment at any time, subject to the lessee's security procedures.

     3. Initial and Extended Terms. The terms of most rentals will be six months, but Giuffre Cranes may rent or lease Equipment for shorter or longer terms in its discretion. Provision may be made for extension of a term, and in some longer term leases, the customer may be granted a purchase option.

     4. Liens and Taxes. Each lessee under rental and longer term lease agreements is required to keep the Equipment free from liens, legal process or encumbrances and to indemnify the lessor Company from any loss caused thereby. All taxes, such as sales taxes, of any kind whatsoever, except for income or franchise taxes of the lessor, are typically required to be paid by the lessee. In any case where the lessee fails to pay any taxes payable by lessee, and the lessor elects to pay them, the amount paid by the lessor becomes additional rental immediately payable by the lessee.

     5. Casualty Losses. The lessees bear the entire risk of loss, theft or damage to the Equipment.

     6. Default. Events of a lessee's default under the Leases include (a) non-payment of rent, (b) breach by the lessee of any warranty under the Leases,
(c) default in the performance of any agreement under the Leases, and (d) insolvency or bankruptcy of the lessee. Upon a default, the lessor may terminate the Lease immediately upon giving oral or written notice to the lessee. The Leases provide for the surrender of the Equipment on notice of default and reserves to the Company all other legal remedies.

     7. Remedies of the Lessor. The courts have imposed on lessors an obligation to "mitigate damages" in the event of a lessee's failure to cure a default. Under this doctrine, the lessor must exercise good judgment and follow acceptable commercial practice in disposing of or in re-leasing leased Equipment, and must offset such receipts against its claim. Casualty losses may be cured by return of the Equipment to its prior condition or by replacement with substantially similar equipment, but the obligation of the lessee to pay rent do not abate upon the occurrence of any casualty loss.

     8. Warranty. Leases typically contain a specific disclaimer of warranties by the lessor, pursuant to which each lessee acknowledges that the lessor is not responsible for the Equipment's function or performance and that the lessee will look only to the manufacturer for any liability or damages arising from the Equipment, including consequential damages, which it waives against the Company.

     9. Maintenance. Lessees are responsible for maintaining the Equipment in good operating condition and repair, to use it for the purposes its manufacturer intended, and to return the Equipment at the end of each term in such condition, subject only to normal wear and tear. Lessees generally pay all operating costs, and are required to maintain insurance on the Equipment.

     MARKETING AND DISTRIBUTION

     Equipment and related parts and services (including lease/rental) are marketed through a multi-faceted approach which is conducted both nationally and regionally. Cranes are marketed to approximately 50 independently owned Equipment dealers. Each dealer who markets Giuffre Cranes' products does so on a non-exclusive basis. Dealers may also provide service support for Equipment and become involved with its sale. Contact is maintained with dealers via periodic telephone and facsimile fleet availability reports, and through personal visits. The dealers are typically independent firms, and not under contract with Giuffre Cranes.

     Giuffre Cranes conducts direct mail and telemarketing programs to market to the customers for rental and lease services, and has employ targeted updates and promotions. Giuffre Cranes is obligated to provide marketing and other services to the Company, including in respect of marketing to dealers to which Giuffre Cranes also markets its products and services. See "Management - Management Agreement."

     COMPETITION

     Many of Giuffre Cranes' competitors have significantly greater financial, technical, product development and marketing resources than the Company. Competitors vary in size and in the scope and breadth of the products and services offered. Additional major Equipment vendors and leasing companies may enter the market in which Giuffre Cranes competes. There can be no assurance that future competition will not have a material adverse effect on Giuffre Cranes' business, financial condition and results of operations. Competitive pressures and other factors, such as the availability of new products and services from Giuffre Cranes or its competitors, or the entry into new geographic markets, may result in significant price erosion that could have a material adverse effect on the business, financial condition and results of operations of Giuffre Cranes. The competitive factors affecting the market for the Company's products and services include corporate and product reputation, rental/lease terms and conditions (significantly including cost), marketing and promotion, timely performance with respect to delivery and service and customer relations. Giuffre Cranes' present or future competitors may be able to market products and services comparable or superior to those offered by it or adapt more quickly than Giuffre Cranes to increased demand or evolving customer requirements. See "Risk Factors."

     Giuffre Cranes' principal competitors are other distributors of Terex Cranes mobile cranes and of other makes and models of crane equipment manufactured by others which can perform comparable services. These include such firms as American State Equipment, with headquarters in Milwaukee; Hertz Equipment Rentals, a division of Hertz automobile rental, with headquarters in Florida; and Manitowoc Engineering, which is both a manufacturer and distributor of truck-mounted cranes. Management believes that it currently enjoys a substantially greater market share for truck-mounted cranes and other directly comparable equipment, than any of its competitors.

     EMPLOYEES AND FACILITIES

     As of February 28, 1998, Giuffre Cranes employed approximately 30 persons, all of whom were full-time. None of Giuffre Cranes' employees are represented by a union or covered by a collective bargaining agreement. Giuffre Cranes believes that its relationships with its employees to be excellent.

     Giuffre Cranes owns the 22,000 square foot building which houses its corporate headquarters and service department. The Company will utilize so much of such facility as it may from time to time require under the terms of the Management Agreement. See "Management - Management Agreement".

REXWORKS

     INTRODUCTION

     Rexworks is a Delaware corporation which designs, manufacturers and sells truck mounted concrete mixers, Truck mixers are concrete mixers mounted on chassis of various manufacturers. Rexworks' products are used to build and repair roads, bridges, airports, sewers, pipelines and other infrastructure. Rexworks was acquired by Giuffre Cranes in 1997. Rexworks operates in the highly competitive heavy equipment industry in which cost containment, product quality, and customer service are important factors of long term success. See "Business - Rexworks - Competition."

     PRODUCTS

     REX(R) truck mixers are rotating-drum assemblies which are mounted on trucks supplied by others. They are used to mix concrete and agitate it after it is mixed, while conveying it to the pour-site.

     Rexworks manufactures rear discharge truck mixers to meet varying highway weight laws and modes of operation in the ready-mix concrete industry. The two main types of truck mixers offered are the REX Premier, in 8 to 12 cubic yard sizes, and the REX Premier Booster in 10 to 12 cubic yard sizes. The Premier Booster includes a "trailing" axle at the rear of the truck to distribute the weight over a longer wheelbase. Rexworks also sells the REX Mark III paving mixer line for applications that demand particularly fast charging and discharge cycles. The market for truck mounted concrete mixers consists principally of ready mix concrete producers and paving contractors. Based on Rexworks's internal market research, Rexworks believes it is the second largest domestic manufacturer of truck-mounted rear discharge mixers by dollar volume of sales.

     During 1996, Rexworks formed a joint venture with Crane Carrier Company to design, manufacture, and sell front discharge cement mixers. The first units were offered for sale in early 1997.

     Rexworks purchases a number of components, including axles, bearings and transmissions, from outside suppliers. Although identical components are not always available from competing suppliers, Rexworks believes that comparable components are available from alternative suppliers, and as a result Rexworks is not dependent upon any single supplier for any of its purchased components.

     MARKETING AND DISTRIBUTION

     Rexworks' products are sold principally through a network of domestic and foreign distributors. Distributors generally represent several different manufacturers of equipment, with minimal competition among product lines. Rexworks sells its products to distributors, who in turn rent or sell the equipment to end users. Rexworks supports its distributors by maintaining regional sales offices in California, Colorado, Georgia, Michigan and Texas as well as its corporate headquarters and manufacturing facility in Milwaukee, Wisconsin.

     Rexworks believes good relationships with its distributors are important to its success. Several distributors have been selling REX products for more than 60 years.

     PATENTS AND TRADEMARKS

     Rexworks holds numerous United States patents and has applications for other patents pending. Rexworks considers its patents to be advantageous to its business but it is not dependent on any single patent or group of patents. All of Rexworks's equipment is sold under the trademark REX(R) or REXWORKS.(R)

     COMPETITION

     The markets for Rexworks's products are highly competitive. In general, Rexworks competes on the basis of quality, technological expertise, performance features, product life, availability of parts and service, and responsiveness to customer's special needs, rather than competing solely on the basis of low price. Accordingly, Rexworks's products are not the lowest priced equipment available; instead, they maintain a reputation for high quality, durability and performance.

     EMPLOYEES AND FACILITIES

     As of February 28, 1998, Rexworks had 157 employees, all of whom were full-time and employed or based at its Milwaukee facility. Employees at the Milwaukee facility are represented by the United Steelworkers of America union. No other employee groups are unionized. Management believes labor relations are good.

     Rexworks' manufacturing facility located in Milwaukee, Wisconsin (383,000 square feet) is owned by Rex Properties, LLC, a company owned by Frank P. Giuffre and Dominic J. Giuffre. See "Principal Stoclholders." Cranes. In general, the buildings are well maintained and well adapted for the purposes for which they are utilized. Rexworks manufactures all of its products and performs subcontract work at this facility.

                                  MANAGEMENT


DIRECTORS AND OFFICERS

     The current directors and executive officers of the Company are as follows:

Name                               Age                        Position
----                               ---                        --------
Frank P. Giuffre                    53                        President, Treasurer and Director
Dominic J. Giuffre                  49                        Vice President, Secretary and Director
Jeffrey M. Brewster                 38                        Director
Thomas H. Murphy                    63                        Director
Scott A. Blair                      35                        Executive Vice President

     Frank P. Giuffre has been a director, President (Chief Executive Officer) and Treasurer of the Company since its inception in August, 1995. Mr. Giuffre has been President, a director and a principal shareholder of Giuffre Bros. Cranes, Inc. from its formation in 1982 to the present.

     Dominic J. Giuffre has been a director, Vice president and Secretary of the Company since its inception in August, 1995. He has been Vice President, a director and a principal shareholder of Giuffre Bros. Cranes, Inc. from its formation in 1982 to the present.

     Jeffrey M. Brewster has been a director of the Company since October, 1997. Mr. Brewster is a registered securities representative with Abacus Investments, Inc., a member firm of the NASD. From October, 1997, to the present, Mr. Brewster has been an officer of Lake Geneva Financial Services Corp., an insurance brokerage firm. From 1990 to 1998, Mr. Brewster was a partner of A.N. Ansay & Associates, an independent insurance agent.

     Thomas H. Murphy has been a director of the Company since October, 1997. Since 1983, he has been an independent investment advisor.

     Scott A. Blair has been Executive Vice President of the Company since its inception in August, 1995. From 1993 to the present, he has served as National Accounts Manager of Giuffre Bros. Cranes, Inc.

     Frank P. Giuffre and Dominic J. Giuffre are brothers.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors of the Company and serve at the discretion of the Board.

     See "Principal Stockholders."

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation paid by the Company to the Chief Executive Officer ("Named Executive Officer") of the Company for services rendered to the Company in all capacities during the fiscal years ended February 29, 1996 and February 28, 1997. No executive officer or key employee of the Company at February 28, 1997 received cash compensation in excess of $100,000 in 1997.

                                                                    Annual Compensation
                                                             -------------------------------
                                                                                                     All Other
       Name and Principal Position                            Year      Salary($)    Bonus($)    Compensation($)(1)
       ---------------------------                            ----      ---------    --------    ------------------
Frank P. Giuffre...........................................   1997       --             --            --
     President (Chief Executive Officer)                      1996       --             --            --



     Option Grants in the Last Fiscal Year. As illustrated by the following table, no options were granted to the Named Executive Officer for the fiscal year ended February 28, 1997.


                                                    Individual grants                       Potential realizable
                                   ----------------------------------------------------       value at assumed
                                     Number of     Percent of                                 annual rates of
                                      shares      total options                                 stock price
                                    underlying     granted to     Exercise                     appreciation
                                      options     employees in      price    Expiration      for option term(2)
              Name                  granted(#)     fiscal year  ($/share)(1)    date         5%($)         10%($)
--------------------------         ------------   ------------- ------------ ----------      --------    ---------
Frank P. Giuffre (1).............      --             --            --           --          --             --

----------------

(1) Reflects future value of current-year grants assuming appreciation of 5% and 10% per year over the option period (10 years). The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(2) It is anticipated that no person will be granted options during fiscal 1998.




     Option Exercises in Last Fiscal Year (1997) and Aggregate Option Values at February 28, 1997. The following table sets forth certain information concerning the exercise of options by the Named Executive Officer during fiscal 1997, and the values at February 28, 1997 of unexercised options held by such Named Executive Officer.

                                                  Number of Securities Underlying        Value of Unexercised
                                                      Unexercised Options at            In-the-Money Options at
                                                         February 28, 1997               December 31, 1994(1)
                                Shares Acquired   -------------------------------    ----------------------------
              Name                on Exercise      Exercisable     Unexercisable     Exercisable    Unexercisable
---------------------------     -------------      -----------     -------------     -----------    -------------
Frank P. Giuffre...............       --               --                --             --                --


DIRECTORS' COMPENSATION

     Directors of the Company are not compensated for acting as directors, nor are they reimbursed for expenses related to serving in such capacity.

EMPLOYMENT AGREEMENTS

     Scott A. Blair has entered into an agreement with the Company, for an indefinite term, providing that he will be appointed and serve as Executive Vice President of the Company, that he will manage the day-to-day relations between the Company and its investors and that he will negotiate and structure financing arrangements with customers of the Company. The agreement further provides that the Company will pay to Mr. Blair commissions, at competitive industry rates, on amounts financed by the Company, that the Company will pay to Mr. Blair additional compensation equal to 20% of its net profits (payable quarterly, commencing in August, 1997) and that the Company will reimburse Mr. Blair for his expenses incurred in connection with his performance of his obligations under the agreement.

MANAGEMENT AGREEMENT

     Pursuant to the Management Agreement, Giuffre Cranes will for a fee ("Management Fee") perform all normal business functions, and otherwise operate and manage the day-to-day business and affairs of the Company, under the general supervision of the Company's directors and officers. The Management Fee is $1,000 per annum, payable quarterly in arrears. The Management Fee will compensate Giuffre Cranes for, among other services, performing the functions of a third party originator and administrator/servicer of Leases, including without limitation marketing and originating Leases (and assisting with credit determinations with respect to potential lessees), collecting and posting payments, responding to inquiries from lessees, investigating delinquencies, reporting tax information to lessees, arranging the disposition of defaults and policing the leased Equipment.

     Giuffre Cranes is entitled to reimbursement from the Company for (i) the costs of operations (e.g., documentation, securities filings, other direct costs of selecting, negotiating, monitoring, and liquidating Equipment and/or Leases (including consultants, attorneys, accountants, appraisers, due diligence expenses, travel, and investment banking fees and commissions or preparation of status reports)); (ii) Company accounting (e.g., maintenance of Company books and records, bookkeeping fees, preparation of regulatory and tax reports, and costs of computer equipment or services used by the Company; (iii) investor communications (e.g., design, production, and mailing of all reports and communications to investors in the Company, including those required by regulatory agencies); (iv) investor documentation; (v) legal and tax services; and (vi) any other related operational or administrative expenses necessary for the operation of the Partnership. Giuffre Cranes will not be reimbursed by the Company for customary and routine general overhead expenses incurred in performing its obligations to the Company, including, without limitation (i) rent or depreciation, utilities, property taxes, and the cost of capital equipment unless acquired primarily for the benefit of the Company; (ii) expenses of a general and administrative nature that are customarily incurred by Giuffre Cranes for its own account and are not attributable to the Company; and
(iii) salaries and fringe benefits paid by Giuffre Cranes to any of its directors, officers or other employees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Bylaws provide for the elimination, to the fullest extent permissible under Wisconsin law, of the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief. The Company's Bylaws provide that the Company shall indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from certain specified misconduct), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification. See "Indemnification for Securities Act Liabilities."

                              CERTAIN RELATIONSHIPS
                                       AND
                              RELATED TRANSACTIONS


     CERTAIN TRANSACTIONS

     Giuffre Cranes owns the building which houses the Company's offices in Milwaukee, Wisconsin. The Company provides use of so much of Giuffre Cranes's facility as it reasonably requires for its operation during the term of the Management Agreement. Under the terms of the Management Agreement, Giuffre Cranes provides all marketing, service and administrative functions required to operate the business of the Company for the Management Fee. In addition, Giuffre Cranes will supply all required management, technical and administrative services through its personnel. See "Management - Management Agreement."

     Pursuant to the unanimous authorization of the holders of all then outstanding shares of Common Stock, in March, 1998, the Company (i) amended its Articles of Incorporation to increase the number of authorized shares of Common Stock to 20,000,000 and (ii) split its outstanding Common Stock, at the rate of 400 shares for every one share outstanding, effective March 31, 1998.

     In May, 1996, Frank P. Giuffre and Dominic J. Giuffre each contributed an additional $125,000 in cash to the capital of the Company. See "Capitalization."

     CONFLICTS OF INTEREST

     In the future, the Company may become subject to conflicts of interest in making new rental or lease assignments of equipment managed by it for affiliates it may form, equipment owned for its own account, and equipment which may provide collateral for other securities which the Company issues. No such conflicting obligations exist on the date of this Agreement. The Company does not expect to become committed under any agreement to follow any specific priority in the rental or leasing of equipment. In most cases, the Company anticipates that it will determine which equipment to rent or lease based upon the type of equipment required by the customer, the proximity of specific items of that type of equipment to the customer site, and the time availability of the equipment considering the termination dates of then current rental or lease agreements. In most cases, the Company does not expect a conflict in the making of rental or lease assignments for its equipment; however, in the event two items of the required type are both presently available in the same geographic area as required to fulfill a particular rental or lease customer's needs, then the Company will exercise its best efforts in good faith to equalize the utilization rates of the competing programs, by placing with the customer that item of equipment for the Company, its affiliates or other programs which then has the lower utilization rate of the two competing programs. Conflicts may also occur in the allocation of resources, such as personnel time, between the Company and its sister corporation. The Company anticipates that it will resolve these conflicts through the exercise of its best efforts in good faith to make an equitable allocation of such resources.

     Because the Company intends to transact business with certain of its officers, directors and affiliates, as well as with firms in which certain of its officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of the Company and such related persons or entities. Management believes that such transactions will be effected on terms at least as favorable to the Company as those available from unrelated third parties.

     Kranitz & Philipp, counsel to the Company, is also counsel to the Managing Placement Agent. The Company may be represented by other independent counsel in all instances (including securities law matters) where its interests are deemed to conflict with those of the Managing Placement Agent.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of February 28, 1998, and as adjusted to reflect the sale of the 200,000 shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Company's sole Named Executive Officer and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the Common Stock listed below have sole voting and dispositive power with respect to such shares, except as otherwise indicated.

                                                         Shares beneficially                Shares beneficially
                                                     owned prior to offering(1)           owned after offering(1)
                                                     --------------------------           -----------------------
      Stockholder                                        Number       Percent               Number       Percent
      -----------                                        ------       -------               ------       -------
Frank P. Giuffre......................................   200,000       50.0%                200,000       33.3%
6635 S. 13th St.
Milwaukee, WI 53221
Dominic J. Giuffre ...................................   200,000       50.0%                200,000       33.3%
6635 S. 13th St.
Milwaukee, WI 53221
Jeffrey M. Brewster...................................     --           --                    --           --
910 N. Elm Grove Rd.
Elm Grove, WI 53122
Thomas H. Murphy......................................     --           --                    --           --
910 N. Elm Grove Rd.
Elm Grove, WI 53122
All executive officers and directors
   as a group (5 persons).............................   400,000      100.0%                400,000       66.7%

-------------

(1) Number of shares indicated has been adjusted to reflect a 400 for 1 split of outstanding Common Stock of the Company, effective as of March 31, 1998. See "Certain Relationships and Related Transactions."


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Bylaws of the Company and certain provisions of the Wisconsin Business Corporations Law provide that the Company shall indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from certain specified misconduct), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Wisconsin law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act"), may be permitted pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. See "Description of Securities."

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.01 per share. As of the date of this Prospectus, there were 400,000 shares of Common Stock outstanding, beneficially held by two persons.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share of Common Stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporations Law ("Wisconsin Corporations Act"). The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of Directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. The holders of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. Under the Wisconsin Corporations Act, a majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of shareholders; however, certain actions require enhanced approval by either a supermajority of two-thirds of all outstanding shares entitled to vote and certain actions require a majority of all outstanding shares entitled to vote. See "Description of Securities - Certain Statutory and Other Provisions." All of the outstanding shares of the Common Stock are, and the shares to be sold by the Company as part of the offering when legally issued and paid for will be, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the Wisconsin Corporations Act for unpaid employee wages.

LIMITATION OF DIRECTOR LIABILITY

     Section 180.0828 of the Wisconsin Corporations Act provides that officers and directors of domestic corporations may be personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders.

INDEMNIFICATION

     Under the Wisconsin Corporations Act, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (i) a wilful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(iii) a transaction from which the director or officer derived an improper personal profit; or (iv) wilful misconduct. The Wisconsin Corporations Act allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. The Company's By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

CERTAIN STATUTORY AND OTHER PROVISIONS

     The provisions of the Company's By-Laws and the Wisconsin Corporations Act described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by the Company's Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as a publicly-traded company, to develop its business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors.

     Number of Directors; Removal; Vacancies. The By-Laws currently provide that the number of Directors shall be five. The authorized number of Directors may be changed by amendment of the By-Laws. The ByLaws also provide that the Company's Board of Directors shall have the exclusive right to fill vacancies on the Board of Directors, including vacancies created by expansion of the Board or removal of a Director, and that any Director elected to fill a vacancy shall serve until the next annual meeting of shareholders. The By-Laws further provide that Directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of Directors. This provision, in conjunction with the provisions of the By-Laws authorizing the Board to fill vacant Directorships, could prevent shareholders from removing incumbent Directors and filling the resulting vacancies with their own nominees.

     Amendments to the Articles of Incorporation. The Wisconsin Corporations Act provides authority to the Company to amend its Articles of Incorporation at any time to add or change a provision that is required or permitted to be included in the Articles or to delete a provision that is not required to be included in such Articles. The Company's Board of Directors may propose one or more amendments to the Company's Articles of Incorporation for submission to shareholders and may condition its submission of the proposed amendment on any basis if the Board of Directors notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

     Constituency or Stakeholder Provision. Under Section 180.0827 of the Wisconsin Corporations Act ("Stakeholder Law"), in discharging his or her duties to the Company and in determining what he or she believes to be in the best interests of the Company, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the Company operates and any other factors that the director or officer considers pertinent.

     Wisconsin Antitakeover Statutes. Sections 180.1140 to 180.1144 of the Wisconsin Corporations Act ("Business Combination Law") regulate the broad range of "business combinations" between a "resident domestic corporation" (such as the Company) and an "interested stockholder." The Business Combination Law defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Section 180.1141 of the Business Combination Law prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the Business Combination Law's prohibition on business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount.

     In addition, the Wisconsin Corporations Act provides in Sections 180.1130 to 180.1133, that business combinations involving a "significant shareholder" (as defined below) and a "resident domestic corporation" (such as the Company) are subject to a two-thirds super majority vote of shareholders ("Fair Price Provision"), in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. It is anticipated that after completion of the offering, the Company will be an "issuing public corporation." Under the Wisconsin Corporations Act, the business combinations described above must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of (a) the highest price paid for any common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder of within two years before the date of the business combination, (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and
(ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Section 180.1134 of the Wisconsin Corporations Act ("Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Common Stock with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

     Section 180.1150 of the Wisconsin Corporations Act provides that the voting power of shares of public Wisconsin corporations such as the Company held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

     Antitakeover Consequences. Certain provision of the Company's Articles of Incorporation and By-Laws may have significant antitakeover affects, including the inability of the shareholders to remove directors without cause, and the ability of the remaining directors to fill vacancies.

     The explicit grant in the Stakeholder Law of discretion to directors to consider non-shareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of stakeholders of the Company, including employees, suppliers, customers and communities in which the Company does business, conflict with the short-term maximization of shareholder value.

     The Fair Price Provision may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the Defensive Action Restrictions may have the effect of deterring a shareholder from acquiring the Common Stock with the goal of seeking to have the Company repurchase the Common Stock at a premium. The Wisconsin Corporations Act statutory provisions and the

Company's By-Law provisions referenced above are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's Board of Directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in the Company and then use the threat of a proxy contest as a means to pressure the Company to repurchase shares of Common Stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of the Common Stock, they could increase the likelihood that incumbent Directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of the Company, even though such attempt might be beneficial to the Company and its shareholders.

TRANSFER AGENT AND REGISTRAR

     The Company is the Transfer Agent and Registrar for the Common Stock.



                      COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Prior to the offering there has been no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors - Common Stock Eligible for Future Sale."

     Upon completion of the offering, the Company expects to have 600,000 shares of Common Stock outstanding. Of the shares outstanding after the offering, the 200,000 shares of Common Stock sold in the offering will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company ("Affiliate"), as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"), which shares will be subject to the volume limitations and other restrictions set forth in Rule 144, described below. An aggregate of 400,000 shares of Common Stock held by the existing stockholders of the Company upon completion of the offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemption provided by Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, beginning ninety days after the date of this Prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from the Company or the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell in the public market a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 6,000 shares immediately after the offering) or the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sale. Under Rule 144, the holder may only sell such shares through "brokers' transactions" or in transactions directly with a "market maker" (as such terms are defined in Rule 144). Sales under Rule 144 are also subject to certain requirements regarding providing notice of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period. Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares in the public market without regard to the volume limitations and other restrictions described above. Beginning 90 days after the date of this Prospectus, approximately 400,000 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described above.

     Notwithstanding the foregoing, the Company's executive officers, directors and existing stockholders who own in aggregate approximately 400,000 shares of Common Stock have agreed that, without the prior consent of the Managing Placement Agent, they will not (i) directly or indirectly, sell, offer to sell, grant a option for the sale of or otherwise dispose of any shares of Common Stock or securities or rights convertible into or exercisable or exchangeable for Common Stock (except through gifts to persons who agree in writing to bound by such restrictions) or (ii) make any demand for or exercise any right with respect to the registration any Common Stock or other such securities, for a period of 120 days after the date of this Prospectus.

                                  UNDERWRITING

     The Company has entered into an agreement with J.E. Liss & Company, Inc. ("Managing Placement Agent"), providing for the offering of the Common Stock ("Managing Placement Agent Agreement"). The principal offices of the Managing Placement Agent are located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 225-3555. The Managing Placement Agent is not obligated to purchase any of the securities offered hereby, but has agreed to use its best efforts, as agent for the Company, to sell up to 200,000 shares of Common Stock. There is no minimum aggregate amount required to be sold in the offering; all funds will become immediately available to the Company for the purposes described herein under "Use of Proceeds." The Company reserves the right to refuse to sell Common Stock to any person and, in its discretion, may terminate the offering at any time.

     All funds tendered for the Common Stock will be held in escrow by Grafton State Bank, Grafton, Wisconsin ("Escrow Agent"), pursuant to an agreement among the Company, the Managing Placement Agent and Escrow Agent ("Escrow Agreement"). Pending disbursement under the terms of the Escrow Agreement, subscription proceeds will be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States.

     The Company will determine, in its sole discretion, to accept or reject purchase offers within five days following receipt thereof. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the Escrow Agent, without interest or deduction, pursuant to the terms of the Escrow Agreement. The minimum purchase per investor is 100 shares of Common Stock; however, the Company may, in its sole discretion, sell fewer shares to any investor. No purchase offer is subject to withdrawal, revocation or termination by purchaser.

     The Company proposes to offer the Common Stock to the public at the public offering price set forth on cover page of this Prospectus, and will pay to the Managing Placement Agent commissions in an amount equal to 8% of the aggregate purchase price of the Common Stock sold. The Managing Placement Agent may reallow all or any part of such commissions to any broker-dealer member of the NASD who is designated by it to participate in the distribution of the offering ("Selected Placement Agent"), up to an amount equal to 8% of the aggregate purchase price of the Common Stock sold in the offering by such Selected Placement Agent.

     The Company has agreed to pay to the Managing Placement Agent a non-accountable expense allowance equal to 2% of the aggregate purchase price of the Common Stock sold in the offering. The Managing Placement Agent may reallow all or any part of such expense allowance to any Selected Placement Agent, up to an amount equal to 2% of the aggregate purchase price of the Common Stock sold in the offering by such Selected Placement Agent.

     To purchase Common Stock, a prospective investor must complete and sign a Subscription Agreement (in the form attached to this Prospectus as Exhibit A) and such other documents as may be required by the Company, and deliver such documents, together with payment in an amount equal to the full purchase price the shares of Common Stock being purchased ("Subscription Payment"). Checks must be made payable to "Grafton State Bank, Escrow Agent." Each Subscription Payment will be transmitted to the Escrow Agent, by 12:00 noon, on the business day next following receipt thereof by a Selected Placement Agent.

     The Managing Placement Agent has informed the Company that the Selected Placement Agents (including the Managing Placement Agent) will not confirm sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority.

     The Company and its directors, officers, 10% stockholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 120 days after the date of this Prospectus without the prior written consent of the Managing Placement Agent.

     In connection with this offering, the Company has agreed to sell to the Managing Placement Agent or its designees (such designees to consist solely of any Selected Placement Agent and the bona fide officers or partners thereof), at a purchase price of $.01 each, warrants ("Underwriter's Warrants") to purchase from the Company shares of Common Stock in amount equal to 10% of the number of shares of Common Stock sold in the offering.

     The Underwriter's Warrants are exercisable for a period of four years commencing one year after the date of this Prospectus at an exercise price ("Exercise Price") of 120% of the price per share set forth on the cover page of this Prospectus. The Underwriter's Warrants will be non-transferable except to officers of the Representative. The Underwriter's Warrants contain anti-dilution provisions for adjustment of the Exercise Price upon the occurrence of certain events, including stock dividends, stock splits, recapitalizations and the issuance of Common Stock for consideration less than the Exercise Price. The holders of Underwriter's Warrants have no voting, dividend or other rights as stockholders of the Company with respect to shares underlying the Underwriter's Warrants, unless and until the Underwriter's Warrants have been exercised.

     A new registration statement or post-effective amendment to the registration statement of which this Prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of Common Stock issuable upon exercise of the Underwriter's Warrants ("Warrant Shares"). The Company has agreed, on one occasion when requested, to make necessary filings, at its expense, to permit a public offering of the Warrant Shares during the period beginning one year after the date hereof and ending four years thereafter, and to use its best efforts to cause such filing to become effective and remain effective for a period of at least one year. In addition, the Company has agreed, during the period commencing at the beginning of the second year and concluding at the end of the fifth year after the effective date of the registration statement of which this Prospectus is a part, to give advance notice to holders of the Underwriter's Warrants and Warrant Shares, of its intention to file a registration statement, and in such case, holders of the Underwriter's Warrants and any Warrant Shares shall have the right to require the Company to include the Warrant Shares in such registration statement at the Company's expense and to have maintained the effectiveness of such registration statement for a period of at least one year.

     During the period during which the Underwriter's Warrants are exercisable, the Managing Placement Agent and any transferee will have the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of other stockholders. In addition, the terms on which the Company will be able to obtain additional capital during the exercise period may be adversely affected in that the Representative is likely to exercise the Underwriter's Warrants at a time when the Company would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the Underwriter's Warrants.

     For the five-year period commencing on the date hereof, the Company has granted the Managing Placement Agent the right of first refusal to act as lead manager, placement agent or investment banker with respect to any proposed underwritten public distribution or private placement of the Company's securities or any merger, acquisition or disposition of assets of the Company, if the Company uses a lead manager, placement agent or investment banker or person performing such function for a fee.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof. See "Indemnification for Securities Act Liabilities."

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiations between the Company and the Managing Placement Agent and is not necessarily related to the Company's asset value, net worth, results of operations or other established criteria of value. Among the factors considered in determining the initial offering price include the history of and the prospects for the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the financial condition of the Company, the previous experience of management, the market price of publicly traded stock of comparable companies in recent periods and the general condition of the securities markets at the time of the offering.


                                  LEGAL MATTERS

     Certain legal matters, including the validity of the Common Stock offered hereby, will be passed upon for the Company by Gordon F. Barrington, Esq., Milwaukee, Wisconsin. Certain legal matters will be passed upon for the Company and the Managing Placement Agent by Kranitz & Philipp, Milwaukee, Wisconsin.

                                     EXPERTS

     The balance sheets of the Company at February 28, 1997 and February 29, 1996, and the related statements of operations and cash flows for the periods then ended, respectively, have been audited by Smrecek & Co., S.C., independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in this Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. A copy of the Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees, or accessed electronically by means of the Commission's home page on the Internet World Wide Web at http://www.sec.gov.

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon consummation of the offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                               Page
                                                                                                               ----
Report of Independent Accountants............................................................................   F-1
Financial Statements:
Balance Sheets at February 28, 1997 and February 29, 1996, and at September 30, 1995 (unaudited).............   F-2
Statements of Operations for the years ended February 28, 1997 and February 28, 1996,
   and for the nine months ended November 30, 1997 and 1996 (unaudited)......................................   F-3
Statements of Cash Flows for the years ended February 28, 1997 and February 29, 1996,
   and for the nine months ended November 30, 1997 and 1996 (unaudited)......................................   F-4
Notes to Financial Statements................................................................................   F-5

                         REPORT OF INDEPENDENT AUDITORS





To  the Board of Directors
Heartland Wisconsin Corp.



We have audited the accompanying balance sheets of Heartland Wisconsin Corp. as of February 28, 1997 and February 29, 1996, and the related statements of operations, and statements of cash flows for the periods then ended, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heartland Wisconsin Corp. as of February 28, 1997 and February 29, 1996, and the results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles.


SMRECEK & CO,. S.C.



Certified Public Accountants
Waukesha, Wisconsin
October 10, 1997, except for Note 1 as
  to which the date is December 16, 1997

HEARTLAND WISCONSIN CORP.
Balance Sheets


                                                              November 30,       February 28,    February 29,
                                                                  1997               1997            1996
                                                             -------------------------------------------------
                                                               (Unaudited)
Assets:
    Cash                                                     $      95,471      $       7,665      $    12,048
    Cash held in escrow                                              3,031              3,748                -
    Finance Receivables (Notes 3 & 4)                            1,317,269            496,150           10,976
    Receivable from Giuffre Bros. Cranes, Inc. (Note 5)             11,327                  -           38,836
    Receivable from Giuffre West, Inc. (Note 5)                          -            116,701                -

    Equipment (Note 5)                                                   -            866,185          617,264
    Less accumulated depreciation                                        -            (93,185)         (23,754)
                                                             -------------------------------------------------
        Net equipment                                                    -            773,000          593,510

    Deferred finance costs- net (Note 2)                            55,683             31,236           81,946
                                                             -------------------------------------------------
        Total assets                                         $   1,482,781       $  1,428,500     $    737,316
                                                             =================================================

Liabilities:
    Senior notes payable- bank (Note 4)                      $     473,338       $          -     $          -
    Notes payable  (Note 4)                                        752,452          1,027,000          750,000
    Payable to Giuffre Bros. Cranes, Inc. (Note 5)                       -            161,007                -
    Accrued liabilities                                              7,794              2,881            1,922
                                                             -------------------------------------------------
        Total liabilities                                        1,233,584          1,190,888          751,922

Shareholders' equity:
    Common stock, $.01 par value, 9,000 shares
        authorized, 1,000 shares issued and outstanding                 10                 10               10
    Paid-in-capital                                                259,990            259,990            9,990
    Retained earnings (deficit)                                    (10,803)           (22,388)         (24,606)
                                                             -------------------------------------------------
        Total shareholders' equity                                 249,197            237,612          (14,606)
                                                             -------------------------------------------------
        Total liabilities and shareholders' equity           $   1,482,781       $  1,428,500     $    737,316
                                                             =================================================


    The accompanying notes are an integral part of the financial statements.

HEARTLAND WISCONSIN CORP.
Statements of Income and Retained Earnings (Deficit)

                                                           Nine Months Ended                       Years Ended
                                                       November 30,     November 30,        February 28,      February 29,
                                                            1997              1996              1997             1996
                                                     -------------------------------------------------------------------------
                                                        (Unaudited)        (Unaudited)                           (Note 1)
Revenues:
   Rental equipment sales (Note 5)                   $            -      $   315,021          $    506,203         $     -
   Rental income (Note 5)                                         -          144,100               213,803            29,585
   Interest income                                           108,433           3,525                17,048             1,290
   Other income                                                7,735            -                     -                  -
                                                     -------------------------------------------------------------------------
        Total revenue                                        116,168         462,646               737,054            30,875

Expenses:
   Cost of equipment sold (Note 5)                                -          247,216               407,553               -
   Interest expense                                           75,677          68,509                94,582            19,547
   Amortization of finance costs (Note 2)                     22,543          64,452                86,872            10,559
   Depreciation                                                   -           93,745               139,922            23,754
   Legal and accounting                                        3,121              25                 4,025               895
   Escrow fees and bank charges                                2,222           1,600                 1,650               702
   Other                                                       1,020             231                   231                24
                                                     ------------------------------------------------------------------------
        Total expenses                                       104,583         475,778               734,835            55,481
                                                     ------------------------------------------------------------------------

   Net income (loss)                                          11,585         (13,132)                2,218           (24,606)
   Retained earnings (deficit), beginning of period          (22,388)        (24,606)              (24,606)              -
                                                     ------------------------------------------------------------------------
   Retained earnings (deficit), end of period        $       (10,803)    $   (37,738)         $    (22,388)        $ (24,606)
                                                     ========================================================================
   Net income (loss) per common share                $         11.58     $    (13.13)         $       2.22         $  (24.61)
                                                     ========================================================================
   Weighted average common shares outstanding                  1,000           1,000                 1,000             1,000
                                                     ========================================================================





   The accompanying notes are an integral part of the financial statements.

HEARTLAND WISCONSIN CORP.
Statements of Cash Flows


                                                                Nine Months Ended                            Years Ended
                                                          November 30,        November 30,         February 28,        February 29,
                                                             1997                 1996                1997                1996
                                                          -------------------------------------------------------------------------
                                                          (Unaudited)         (Unaudited)                              (Note 1)

Cash flows from operating activities:
  Net income (loss)                                       $    11,585         $    (13,132)        $     2,218      $    (24,606)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
      Depreciation                                                  -               93,745             139,922            23,754
      Amortization of loan fees                                22,543               64,452              86,872            10,559
      Gain on sale of equipment                                     -              (67,805)            (98,650)                -
      (Increase) in accrued interest receivable                (8,097)              (1,230)             (4,258)                -
      Increase in accrued liabilities                           4,913                1,156                 960             1,922
                                                          ----------------------------------------------------------------------
         Net cash provided by operating activities             30,944               77,186             127,064            11,629

Cash flows from investing activities:
     Investments in notes and direct financing leases      (1,028,195)            (143,287)           (491,115)          (10,976)
     Payments received on notes and leases                    215,174                3,051              10,198                 -
     Equipment purchased (Note 5)                                   -             (675,587)           (675,586)         (617,264)
     Net proceeds from equipment sold                         773,000              260,452             454,824                 -
                                                          ----------------------------------------------------------------------
         Net cash used in investing activities                (40,021)            (555,371)           (701,679)         (628,240)

Cash flows from financing activities:
     Net bank borrowings-senior notes (Note 4)                512,463                    -                   -                 -
     Net borrowings from investors (Note 4)                   475,452              262,000             277,000           750,000
     Repayments of senior notes                               (39,125)                   -                   -                 -
     Repayments of investor notes                            (750,000)                   -                   -                 -
     Loan fees incurred                                       (46,991)             (34,812)            (36,162)          (92,506)
     Increase (decrease) in proceeds held in escrow               717                    -              (3,748)                -
     (Increase) decrease in related party balances
       (Note 5)                                               (55,633)              (3,480)             83,142           (38,836)
     Proceeds from sale of common stock and contribution
     of additional paid-in-capital                                  -              250,000             250,000            10,000
                                                          ----------------------------------------------------------------------
       Net cash provided from financing activities             96,883              473,708             570,232           628,658
                                                          ----------------------------------------------------------------------
Net increase (decrease) in cash                                87,806               (4,477)             (4,384)           12,048
Cash balances at the beginning of period                        7,665               12,048              12,048                 -
                                                          ----------------------------------------------------------------------
Cash balances at the end of period                        $    95,471           $    7,571          $    7,664         $  12,048
                                                          ======================================================================
Supplemental disclosure of cash flow information:
Cash paid during the period for:
     Interest                                             $    73,571           $   68,509          $   93,693         $  17,625
     Income taxes                                         $         -           $        -          $        -         $       -



   The accompanying notes are an integral part of the financial statements.

                            HEARTLAND WISCONSIN CORP.
                          Notes to Financial Statements


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          NATURE OF  OPERATIONS

Heartland Wisconsin Corp. was incorporated in the State of Wisconsin in August, 1995. The Company's shareholders are also shareholders of Giuffre Bros. Cranes Inc. which manages the operations of the Company under the terms of a Management Agreement.

Heartland Wisconsin Corp. rents, leases, services and sells truck mounted units. The Company also provides financing to its customers and customers of Giuffre Bros. Cranes, Inc. Financing is provided through secured loans and finance leases. In the future, the Company expects its operations to consist primarily of financing activities.

         FISCAL YEAR

The Company's fiscal year ends on the last day of February. Operations for 1996 reflect the results of operations for seven months from inception in August, 1995 to February 29, 1996.

         USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


         FINANCE RECEIVABLES

Finance receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

The Company calculates its provision for credit losses based on changes in the present value of expected future cash flows of its loans discounted at the loan's effective interest rate in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 114.

                            HEARTLAND WISCONSIN CORP.


NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         EQUIPMENT

Equipment purchases were capitalized at cost. Depreciation is computed for financial statement purposes on straight-line method over a five year period. For income tax purposes, the Company uses MACRS over the same period. All of the equipment at March 1, 1997 was sold to Giuffre Bos. Cranes, Inc. at cost.

         DEFERRED COSTS

The Company has capitalized certain legal and offering costs in connection with the sale of its debt instruments. These costs are amortized over the life of the related debt using the interest method.

         INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

         INCOME RECOGNITION

Interest income from finance receivables is recognized using the interest (actuarial) method. Accrual of interest income on finance receivables is suspended when a loan is contractually delinquent for ninety days or more. The accrual is resumed when the loan becomes contractually current and past-due interest income is recognized at that time. In addition, a detailed review of commercial loans will cause earlier suspension if collection is doubtful.

         INTERIM FINANCIAL INFORMATION

The financial information as of November 30, 1997 and for the nine months ended November 30, 1997 and 1996 reflect all adjustments of a normal, recurring nature which are, in the opinion of management, necessary for a fair presentation of the Company's financial condition and results of operations.

NOTE  2 - CHANGES IN ACCOUNTING PRINCIPLES

In view of the change in emphasis of the Company's operations more toward financing, the Company elected to change its method of financial statement presentation to an unclassified balance sheet which conforms accounting policies preferable for finance companies. The presentation of the prior year financial statements has been restated to conform with that of the current period.

During 1997, the Company began amortizing deferred costs associated with obtaining debt financing over the life of the outstanding debt on the interest method. In 1996, these costs were treated as organization costs to be amortized over a five year period. The new method, if applied to 1996, would not have materially affected previously reported results of operations.

During 1997, the Company's notes payable due June 30, 1997 were repaid on March 20, 1997. Accordingly, all remaining deferred costs related to this debt were charged to 1997 operations.

                            HEARTLAND WISCONSIN CORP.




NOTE 3 - FINANCE RECEIVABLES

Finance receivables consisted of the following:

                                                         November 30, 1997           February 28,1997
                                                         -----------------           ----------------
                                                          (Unaudited)
         Loans, secured by crane equipment,              $      114.685                $     130,975
         Crane equipment leases - net                         1,190,229                      360,917
         Accrued interest                                        12,355                        4,258

                                                         --------------                -------------
                                                         $    1,317,269                $     496,150
                                                         ==============                =============


All of the Company's loans and leases are current and accordingly, no allowance for credit losses has been established. The Company's equipment leases are direct financing leases or sales type leases. The lease terms range from 36 to 60 months and generally provide for the option of the lessee to acquire the leased assets for $1 at the end of the lease term. At February 28, 1997, contractual maturities of finance receivables was as follows:

                                              Loans                     Leases                  Total
                                              -----                     ------                  -----
         1998                              $   22,021               $   67,870              $    89,891
         1999                                  24,810                   77,658                  102,468
         2000                                  27,952                   77,782                  105,734
         2001                                  31,473                   57,559                   89,032
         2002                                  24,720                   61,833                   86,552
         2003                                       -                   18,214                   18,214
                                           ----------              -----------              -----------
                                           $  130,976              $   360,916              $   491,891
                                           ==========              ===========              ===========

                            HEARTLAND WISCONSIN CORP.


NOTE  4 - NOTES PAYABLE

The Company had notes payable as follows:                   November 30         February 28      February 29
                                                               1997                1997            1996
                                                            -----------         ------------     -----------
                                                            (Unaudited)
         Senior notes payable-bank:
         8.9% note, due in monthly
         installments of $2,117 including
         principal and interest through
         October 5, 2002                                     $  101,939          $        -        $       -

         8.9% note, due in monthly installments
         of $934 including principal and
         interest through July 25, 2002                          43,146                   -                -

         8.9% note, due in monthly installments
         of $1,269 including principal and interest
         through July 5, 2002                                    58,607                   -                -

         8.9% note, due in monthly installments
         of $1,153 including principal and interest
         through July 5, 2002                                    53,454                   -                -

         8.9% note, due in monthly installments
         of $1,005 including principal and interest
         through June 9, 2002                                    45,787                   -                -

         9.25% note, due in monthly installments of $1,014
         including principal and interest through
         March 5, 2002                                           44,537                   -                -

         8.9% note, due in monthly installments of
         $3,730 including principal and interest
         through January 9, 2001                                125,868                   -                -
                                                             ----------          ----------        ---------
                                                             $  473,338          $        -        $       -
                                                             ==========          ==========        =========
     Investors:
         10.25% secured notes
            due June 30, 1997                                $        -          $  750,000        $ 750,000

         10.25% asset backed notes due
            due June 30, 1999                                   177,000             177,000

         10.25% capital notes due
             December 31, 1999                                  575,452             100,000                -
                                                             ----------          ----------        ---------
                                                             $  752,452          $1,027,000        $ 750,000
                                                             ==========          ==========        =========


                            HEARTLAND WISCONSIN CORP.

The Company has financed up to 60% of certain lease contracts through borrowings (the senior notes) with a bank. The bank notes are at fixed interest rates during the term of the loan and are secured by a first security interest in the leased equipment.

The asset backed and capital investor notes are subordinated to the senior bank debt. As of February 28, 1997 the Company had no senior notes debt outstanding. All of the Company's notes require interest to be paid monthly. The Company's secured debt is secured by equipment purchased using the proceeds from the debt obligations sold or the proceeds from the sale of previously purchased equipment. The capital notes due December 31, 1999 are not secured and are general obligations of the Company.

At March 20, 1997 the Company repaid all of the investor secured notes prior to maturity.

Maturities at February 28, 1997 were as follows:

         1998                                $    750,000
         1999                                           -
         2000                                     277,000
                                             ------------
                                  Total      $  1,027,000
                                             ============

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company's shareholders are also shareholders in the Company's sister corporations Giuffre Bros Cranes, Inc. and Giuffre West, Inc. Under a Management Agreement, Giuffre Bros. Cranes, Inc. provides all marketing services, administration and related facilities required for the conduct of Heartland's business. During 1997, Heartland had no employees or facilities of its own. The Management Agreement permits Giuffre Bros. Cranes, Inc. to assess Heartland a management fee for its services, however, during 1997 or 1996, Giuffre Bros. Cranes, Inc. did not assess or receive any management fees from Heartland.

On March 1, 1997, the Company sold all of its remaining crane equipment back to Giuffre Bros. Cranes, Inc. at net book value ($773,000). Accordingly, no gain or loss was realized for book purposes.

The Company had the following transactions with Giuffre Bros. Cranes, Inc. and related entities during 1997 and 1996, respectively:

                                                               February 28       February 29
                                                                  1997              1996
                                                                  ----              ----

         Purchases of  crane equipment, at cost                 $  675,586       $   617,264
         Sales of rental equipment                                 506,203                 -
         Rental income                                             213,803            29,585

                            HEARTLAND WISCONSIN CORP.




NOTE 6 - INCOME TAXES

The Company had nominal operating income in 1997 and incurred a net operating loss in 1996. Accordingly, no provision for income taxes was made for either year.

At February 28, 1997, the Company had net operating loss carryforwards of approximately $96,000 available to offset federal taxable income in future years.

                                                                       EXHIBIT A








                                 200,000 SHARES
                            HEARTLAND WISCONSIN CORP.
                                  COMMON STOCK

                             SUBSCRIPTION AGREEMENT

Heartland Wisconsin Corp.
6635 South 13th Street
Milwaukee, Wisconsin  53221

Gentlemen:

     The undersigned irrevocably subscribe(s) for and agree(s) to purchase______ shares of common stock, par value $0.01 per share ("Common Stock"), of Heartland Wisconsin Corp., to be registered in the name(s) of the undersigned at the address appearing below. Delivered concurrently herewith is payment in full for the Common Stock subscribed for, at the price of $ per share (checks made payable to "Grafton State Bank, Escrow Agent"). The undersigned agree(s) that the Company has the right to reject this subscription for any reason and that, in the event of rejection, all funds delivered herewith will be promptly returned, without interest or deduction.

WITHHOLDING CERTIFICATION

     Each of the undersigned certifies under penalty of perjury that:

     (1) The Social Security Number or other Federal Tax I.D. Number entered below is correct.

     (2) The undersigned is not subject to backup withholding because:

         (a) The IRS has not informed the undersigned that he/she/it is subject to backup withholding.

         (b) The IRS has notified the undersigned that he/she/it is no longer subject to backup withholding.

     NOTE: If this statement is not true and you are subject to backup withholding, strike out section (2).

REGISTRATION OF SECURITIES

    Common Stock is to be registered as indicated below. (Please type or print.)


----------------------------------

----------------------------------           ----------------------------------------------------------
                                                       Social Security or Federal Tax I.D. Number
----------------------------------
           Name(s)

----------------------------------
         Street Address                       Telephone Number  (   )
                                                                      ----------------------------------

----------------------------------
    City, State, Zip Code


OWNERSHIP:  [ ] Individual   [ ] Marital Property   [ ] Joint Tenants with Right of Survivorship
            [ ] Tenants in Common [ ] Corporation   [ ] Partnership   [ ] Trust   [ ]IRA/Qualified Plan
            [ ] Other ________________

     If Common Stock is to be registered jointly, all owners must sign. For IRAs/Qualified Plans, the trustee must sign. Any registration in the names of two or more co-owners will, unless otherwise specified, be as joint tenants with rights of survivorship and not as tenants in common. Each subscriber certifies that he/she/it has full capacity to enter into this Agreement. This subscription is subject to acceptance by the Company and will not be accepted unless accompanied by payment in full.

SUBSCRIBER SIGNATURES

INDIVIDUALS (All proposed record holders must sign.)

Dated:
      ----------------------

-------------------------------             --------------------------------------
         (Signature)                                    (Signature)

-------------------------------             --------------------------------------
     (Print or Type Name)                         (Print or Type Name)


CORPORATIONS, PARTNERSHIPS, TRUSTS AND IRAS/QUALIFIED PLANS (Certificate of
Signatory must be completed.)

Dated:
      -------------------------             --------------------------------------
                                             (Print or Type Name of Entity)


                                      By:
                                         ------------------------------------------
                                           (Signature of Authorized Representative)

                            CERTIFICATE OF SIGNATORY


 I,                                                   , am the
    ---------------------------------------------------         -----------------------------------------------
     (Print or Type Name of Authorized Representative)                   (Print or Type Title or Position)

of                                                           ("Entity").
   ------------------------------------------------------
         (Print or Type Name of Subscribing Entity)

     I certify that I am fully authorized and empowered by the Entity to execute this Subscription Agreement and to purchase Common Stock, and that this Subscription Agreement has been duly executed by me on behalf of the Entity and constitutes a valid and binding obligation of the Entity in accordance with its terms.



     ---------------------------------------------------------------------------
                                     (Signature of Authorized Representative)
SALES AGENT

     Name of Selected Placement Agent:
                                      --------------------------------

     Name of Registered Representative:
                                       -------------------------------

ACCEPTANCE

     Subscription [ ] accepted [ ] rejected as of    , 1998.
                                          HEARTLAND WISCONSIN CORP.



                              By:
                                  -----------------------------------------
                                     (Signature of Authorized Officer)

                         [Inside back cover -- graphic]

                            HEARTLAND WISCONSIN CORP.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 11.01 through 11.03 of the by-laws of the Registrant authorize such corporation to indemnify its directors, officers, employees or agents to the fullest extent permitted by Wisconsin law, as follows:

                                   ARTICLE XI
                                 INDEMNIFICATION

        SECTION 11.01. INDEMNIFICATION. The corporation shall, to the fullest extent authorized by ch. 180, indemnify a director or officer against liability and reasonable expenses incurred by the director or officer in a proceeding in which the director or officer was a party because he or she is or was a director or officer of the corporation. These indemnification rights shall not be deemed to exclude any other rights to which the director or officer may otherwise be entitled. The corporation may, to the fullest extent authorized by ch. 180, indemnify, reimburse or advance expenses of directors or officers.

        A director or officer who seeks indemnification under this Section shall make a written request to the corporation. Indemnification under this Section is not required to the extent limited by the articles of incorporation under Section 12.02. Indemnification under this Section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.

        SECTION 11.02. LIMITED INDEMNIFICATION. The corporation's articles of incorporation may limit its obligation to indemnify under Section 12.01. A limitation under this Section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.

        SECTION 11.03. INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENT. The corporation shall, to the fullest extent authorized by ch. 180, indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all reasonable expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation. In addition to the indemnification required by the preceding sentence, the corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or by-laws, by general or specific action of the board of directors or by contract.

     Sections 180.0850 through 180.0859 of the Wisconsin Business Corporation Law provide for the indemnification of directors, officers and other employees of the Registrant, as follows:

     180.0850 DEFINITIONS APPLICABLE TO INDEMNIFICATION AND INSURANCE PROVISIONS. In Section. 180.0850 to 180.0859:
         (1) "Corporation" means a domestic corporation and any domestic or foreign predecessor of a domestic corporation where the predecessor corporation's existence ceased upon the consummation of a merger or other transaction.
         (2) "Director or officer" of a corporation means any of the following:
             (a) An individual who is or was a director or officer of the corporation.
             (b) An individual who, while a director or officer of the
                 corporation, is or was serving
         at the corporation's request as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise.

         (c) An individual who, while a director or officer of the corporation, is or was serving an employee benefit plan because his or her duties to the corporation also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan.
         (d) Unless the context requires otherwise, the estate or personal representative of a director or officer.
     (3) "Expenses" include fees. costs, charges. disbursements, attorney fees and any other expenses incurred in connection with a proceeding.
     (4) "Liability" includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses.
     (5) "Party" includes an individual who was or is, or who is threatened to be made, a named defendant or respondent in a proceeding.
     (6) "Proceeding" means any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person.
180.0851 MANDATORY INDEMNIFICATION. (1) A corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation.
     (2) (a) In cases not included under sub. (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:
         1. A wilful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.
         2. A violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful.
         3. A transaction from which the director or officer derived an improper personal profit.
         4. Wilful misconduct.
         (b) Determination of whether indemnification is required under this subsection shall be made under s. 180.0855.
         (c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of no contest or an equivalent plea, does not, by itself, create a presumption that indemnification of the director or officer is not required under this subsection.
     (3) A director or officer who seeks indemnification under this section shall make a written request to the corporation.
     (4) (a) Indemnification under this section is not required to the extent limited by the articles of incorporation under s. 180.0852.
         (b) Indemnification under this section is not required if the director or officer has previously received indemnification or allowance of expenses from any person, including the corporation, in connection with the same proceeding.
180.0952 CORPORATION MAY LIMIT INDEMNIFICATION. A corporation's articles of incorporation may limit its obligation to indemnify under s. 180.0851. Any provision of the articles of incorporation relating to a corporation's power or obligation to indemnify that was in existence on June 13, 1987, does not constitute a limitation on the corporation's obligation to indemnify under s.
180.0851. A limitation under this section applies if the first alleged act or omission of a director or officer for which indemnification is sought occurred while the limitation was in effect.
180.0853 ALLOWANCE OF EXPENSES AS INCURRED. Upon written request by a director or officer who is a party to a proceeding, a corporation may pay or reimburse his or her reasonable expenses as incurred if the director or officer provides the corporation with all of the following:

     (1) A written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation.
     (2) A written undertaking, executed personally or on his or her behalf, to repay the allowance and, if required by the corporation, to pay reasonable interest on the allowance to the extent that it is ultimately determined under
s. 180.0855 that indemnification under s. 180.0851(2) is not required and that indemnification is not ordered by a court under s. 180.0854(2)(b). The undertaking under this subsection shall be an unlimited general obligation of the director or officer and may be accepted without reference to his or her ability to repay the allowance. The undertaking may be secured or unsecured.
180.0854 COURT-ORDERED INDEMNIFICATION. (1) Except as provided otherwise by written agreement between the director or officer and the corporation, a director or officer who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. Application shall be made for an initial determination by the court under s. 180.0855(5) or for review by the court of an adverse determination under s. 180.0855(1), (2), (3), (4) or (6). After receipt of an application, the court shall give any notice that it considers necessary.
     (2) The court shall order indemnification if it determines any of the following:
     (a) That the director or officer is entitled to indemnification under Section. 180.0851 (1) or (2). If the court also determines that the corporation unreasonably refused the director's or officer's request for indemnification, the court shall order the corporation to pay the director's or officer's reasonable expenses incurred to obtain the court-ordered indemnification.
     (b) That the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, regardless of whether indemnification is required under s.180.0851(2). 180.0855 DETERMINATION OF
RIGHT TO INDEMNIFICATION. Unless otherwise provided by the articles of incorporation or bylaws or by written agreement between the director or officer and the corporation, the director or officer seeking indemnification under s. 180.0851(2) shall select one of the following means for determining his or her right to indemnification:
     (1) By a majority vote of a quorum of the board of directors consisting of directors who are not at the time parties to the same or related proceedings. If a quorum of disinterested directors cannot be obtained, by majority vote of a committee duly appointed by the board of directors and consisting solely of 2 or more directors who are not at the time parties to the same or related proceedings. Directors who are parties to the same or related proceedings may participate in the designation of members of the committee.
     (2) By independent legal counsel selected by a quorum of the board of directors or its committee in the manner prescribed in sub. (1) or, if unable to obtain such a quorum or committee, by a majority vote of the full board of directors, including directors who are parties to the same or related proceedings.
     (3) By a panel of 3 arbitrators consisting of one arbitrator selected by those directors entitled under sub. (2) to select independent legal counsel, one arbitrator selected by the director or officer seeking indemnification and one arbitrator selected by the 2 arbitrators previously selected.
     (4) By an affirmative vote of shares as provided in s.180.0725. Shares owned by, or voted under the control of, persons who are at the time parties to the same or related proceedings, whether as plaintiffs or defendants or in any other capacity, may not be voted in making the determination.
     (5) By a court under s.180.0854.
     (6) By any other method provided for in any additional right to indemnification permitted under s.180.0858.
180.0856 INDEMNIFICATION AND ALLOWANCE OF EXPENSES OF EMPLOYEES AND AGENTS.
(1) A corporation shall indemnify an employee who is not a director or officer of the corporation, to the extent that he or she has been successful on the merits or otherwise in defense of a proceeding, for all expenses incurred in the proceeding if the employee was a party because he or she was an employee of the corporation.
     (2) In addition to the indemnification required by sub. (1), a corporation may indemnify and allow reasonable expenses of an employee or agent who is not a director or officer of the corporation to the extent provided by the articles of incorporation or bylaws, by general or specific action of the board of directors or by contract.

180.0857 INSURANCE. A corporation may purchase and maintain insurance on behalf of an individual who is an employee, agent, director or officer of the corporation against liability asserted against or incurred by the individual in his or her capacity as an employee, agent, director or officer or arising from his or her status as an employee, agent, director or officer, regardless of whether the corporation is required or authorized to indemnify or allow expenses to the individual against the same liability under ss. 180.0851, 180.0853,
180.0856 and 180.0858.
180.0858 ADDITIONAL RIGHTS TO INDEMNIFICATION AND ALLOWANCE OF
EXPENSES. (1) Except as provided in sub. (2), ss. 180.0851 and 180.0853 do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under any of the following:
     (a) The articles of incorporation or bylaws.
     (b) A written agreement between the director or officer and the corporation.
     (c) A resolution of the board of directors.
     (d) A resolution, after notice, by a majority vote of all of the corporation's voting shares then issued and outstanding.
     (2) Regardless of the existence of an additional right under sub. (1), the corporation may not indemnify a director or officer, or permit a director or officer to retain any allowance of expenses unless it is determined by or on behalf of the corporation that the director or officer did not breach or fail to perform a duty that he or she owes to the corporation which constitutes conduct under s. 180.0851(2)(a)1, 2, 3 or 4. A director or officer who is a party to the same or related proceeding for which indemnification or an allowance of expenses is sought may not participate in a determination under this subsection.
     (3) Sections 180.0850 to 180.0859 do not affect a corporation's power to pay or reimburse expenses incurred by a director or officer in any of the following circumstances:
     (a) As a witness in a proceeding to which he or she is not a party.
     (b) As a plaintiff or petitioner in a proceeding because he or she is or was an employee, agent, director or officer of the corporation.
180.0859 INDEMNIFICATION AND INSURANCE AGAINST SECURITIES LAW CLAIMS. (1) It is the public policy of this state to require or permit indemnification, allowance of expenses and insurance for any liability incurred in connection with a proceeding involving securities regulation described under sub. (2) to the extent required or permitted under ss. 180.0850 to 180.0858.
     (2) Sections 180.0850 to 180.0858 apply, to the extent applicable to any other proceeding, to any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisors.

     The Registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its Articles of Incorporation of Incorporation and Bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC registration fee................................................................ $     393.94
         NASD filing fee.....................................................................       630.00
         Brokers' expense allowance..........................................................    20,000.00 *
         Legal fees and expenses.............................................................    40,000.00 *
         Accounting fees and expenses........................................................    10,000.00 *
         Blue Sky fees and expenses..........................................................     2,500.00 *
         Listing fees and expenses...........................................................     1,500.00 *
         Printing and engraving..............................................................     4,500.00 *
         Miscellaneous.......................................................................       476.06 *
                                                                                              ------------
                  Total...................................................................... $  80,000.00 *


------------------
    *  Estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On August 14, 1995, upon the incorporation of the Registrant, Frank P. Giuffre and Dominic J. Giuffre, officers and directors of the Registrant, each purchased 500 shares of its common stock for $5,000; no commissions or other compensation were paid in connection with either transaction. Such sales were made in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of such Act.

     From August 30, 1995 to January 18, 1996, the Registrant offered for sale $750,000 in aggregate principle amount of its 10.25% Secured Nonrecourse Bonds due December 31, 1997. $750,000 in aggregate principal amount of such Bonds were sold (and prepaid in full on March 20, 1997) in private transactions to 35 individual investors (comprised of 14 accredited and 21 nonaccredited investors), in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of such Act and Rule 506 of Regulation D thereunder. An aggregate of $67,500 in commissions and expense allowances was paid to broker-dealers participating in the distribution of the offering.

     From May 2, 1996 to July 29, 1996, the Registrant offered for sale $1,000,000 in aggregate principle amount of its 10.25% Asset-Backed Notes due June 30, 1999. $177,000 in aggregate principal amount of such Notes was sold in private transactions to 10 individual investors (comprised of 2 accredited and 8 nonaccredited investors), in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of such Act and Rule 506 of Regulation D thereunder. An aggregate of $15,930 in commissions and expense allowances was paid to broker-dealers participating in the distribution of the offering.

     From August 23, 1996 to August 29, 1997, the Registrant offered for sale $1,000,000 in aggregate principle amount of its 10.25% General Obligation Bonds due December 31, 1999. $575,452 in aggregate principal amount of such Notes was sold in private transactions to 27 individual investors (comprised of 9 accredited and 18 nonaccredited investors), in reliance upon the exemption from registration under the Securities Act of 1933, as amended, provided by Section 4(2) of such Act and Rule 506 of Regulation D thereunder. An aggregate of $51,791 in commissions and expense allowances was paid to broker-dealers participating in the distribution of the offering.

ITEM 27. EXHIBITS.

   Exhibit
   Number                      Description
   ------                      -----------
     1.1     Underwriting Agreement
     3.1     Articles of Incorporation of the Registrant
     3.2     By-Laws of the Registrant
     4.1     Form of Underwriter's Warrant
     5.1     Opinion of Gordon F. Barrington, Esq., as to the legality of the Common Stock *
    10.1     Management Agreement *
    10.2     Employment Agreement between the Registrant and Scott A. Blair *
    23.1     Consent of Gordon F. Barrington, Esq. (included in Exhibit 5.1) *
    23.2     Consent of Kranitz & Philipp *
    23.3     Consent of Smrecek & Co., S.C. *
    24.1     Power of Attorney (included at Page II - 7)
    27.1     Financial Data Schedule

--------------------------------------
     *  To be filed by amendment.


ITEM 28. UNDERTAKINGS.

     The undersigned small business issuer will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

     (3) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by section 10(a)(3) of the Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

           (iii) Include any additional or changed material information on the plan of distribution.

     (4) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (5) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Milwaukee, State of Wisconsin, on March 20, 1998.

                                         HEARTLAND WISCONSIN CORP.


                                  By:       /s/ Frank P. Giuffre
                                      -----------------------------------
                                          Frank P. Giuffre, President



                                POWER OF ATTORNEY

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Frank P. Giuffre and Dominic J. Giuffre, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

             SIGNATURE                                      TITLE                         DATE
       /s/ Frank P. Giuffre                             President, Treasurer          March 20, 1998
---------------------------------------           (Principal Executive, Financial
           Frank P. Giuffre                             and Accounting Officer)
                                                             and Director

       /s/ Dominic J. Giuffre                     Vice President, Secretary           March 20, 1998
--------------------------------------                   and Director
           Dominic J. Giuffre

      /s/ Jeffrey M. Brewster                          Director                       March 20, 1998
--------------------------------------
          Jeffrey M. Brewster

       /s/ Thomas H. Murphy                            Director                       March 20, 1998
--------------------------------------
           Thomas H. Murphy

                                 200,000 SHARES
                            HEARTLAND WISCONSIN CORP.
                                  COMMON STOCK


                                INDEX TO EXHIBITS

  Exhibit                                                                             Sequential
  Number                             Description                                     Page Number
  ------                             -----------                                     -----------
    1.1     Underwriting Agreement..................................................
    3.1     Articles of Incorporation of the Registrant.............................
    3.2     Bylaws of the Registrant................................................
    4.1     Form of Underwriter's Warrant...........................................
    5.1     Opinion of Gordon F. Barrington, Esq.,
                as to the legality of the common stock to be registered *
   10.1     Management Agreement *
   10.2     Employment Agreement between the Registrant and Scott A. Blair *
   23.1     Consent of Gordon F. Barrington, Esq. (included in Exhibit 5.1) *
   23.2     Consent of Kranitz & Philipp *
   23.3     Consent of Smrecek & Co., S.C. *
   24.1     Power of Attorney (included at Page II-7)...............................
   27.1     Financial Data Schedule.................................................

---------------------

     *   To be filed by amendment.




                                  Exhibit Index